                                                                  Exhibit (a)(1)

                          Offer To Purchase For Cash
                    All Outstanding Shares of Common Stock

                                      of

                            Telocity Delaware, Inc.

                                      at

                              $2.15 Net Per Share

                                      by

                            DIRECTV Broadband Inc.,
                         a wholly owned subsidiary of

                        Hughes Electronics Corporation

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
         TIME, ON MONDAY, APRIL 2, 2001, UNLESS THE OFFER IS EXTENDED.


   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES (THE "SHARES") OF COMMON STOCK, PAR VALUE $.001, OF TELOCITY DELAWARE, INC. ("TELOCITY") THAT REPRESENTS AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (ASSUMING THE EXERCISE OF ALL OUTSTANDING OPTIONS AND WARRANTS TO PURCHASE SHARES THAT ARE THEN EXERCISABLE AND ANY OTHER RIGHTS TO ACQUIRE SHARES ON THE DATE OF PURCHASE); AND (II) THE EXPIRATION OR TERMINATION OF ANY AND ALL WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS. SEE SECTION 15.

   THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER 21, 2000 (THE "MERGER AGREEMENT"), AMONG HUGHES ELECTRONICS CORPORATION ("HUGHES"), DIRECTV BROADBAND INC. (THE "PURCHASER"), A WHOLLY OWNED SUBSIDIARY OF HUGHES, AND TELOCITY. THE BOARD OF DIRECTORS OF TELOCITY HAS UNANIMOUSLY (I) DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER DESCRIBED HEREIN ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF TELOCITY, (II) APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE SUBSEQUENT MERGER OF THE PURCHASER WITH AND INTO TELOCITY, AS A RESULT OF WHICH TELOCITY WILL BECOME A WHOLLY OWNED SUBSIDIARY OF HUGHES, AND (III) RESOLVED TO RECOMMEND THAT TELOCITY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT.

                                   IMPORTANT

   Any stockholder of Telocity wishing to tender Shares in the Offer must (1) complete and sign the enclosed Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal, the certificate(s) representing the Shares tendered and all other required documents to EquiServe Trust Company, N.A., the Depositary, (2) tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (3) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the tender for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender Shares so registered.

   Any stockholder of Telocity who wishes to tender Shares and cannot deliver certificate(s) representing such Shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined herein) or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedures set forth in Section 3.

   Questions and requests for assistance may be directed to Morrow & Co., Inc., the Information Agent, at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

   February 1, 2001

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
 SUMMARY TERM SHEET......................................................   3

 INTRODUCTION............................................................   8

 THE TENDER OFFER........................................................  10

     1. Terms of the Offer..............................................   10

     2. Acceptance for Payment and Payment for Shares...................   11

     3. Procedures for Accepting the Offer and Tendering Shares.........   12

     4. Withdrawal Rights...............................................   15

     5. Certain United States Federal Income Tax Consequences...........   16

     6. Price Range of Shares; Dividends................................   17

     7. Certain Information Concerning Telocity.........................   17

     8. Certain Information Concerning Hughes and the Purchaser.........   19

     9. Source and Amount of Funds......................................   21

        Background of the Offer; Past Contacts or Negotiations with
    10. Telocity........................................................   21

    11. The Merger Agreement; Other Arrangements........................   23

    12. Purpose of the Offer; Plans for Telocity........................   38

    13. Certain Effects of the Offer....................................   40

    14. Dividends and Distributions.....................................   41

    15. Certain Conditions of the Offer.................................   41

    16. Certain Legal Matters; Regulatory Approvals.....................   43

    17. Dissenters' Rights..............................................   45

    18. Fees and Expenses...............................................   45

    19. Miscellaneous...................................................   46

 SCHEDULE I

 Directors and Executive Officers of General Motors, Hughes and the
  Purchaser..............................................................  47

 SCHEDULE II

 Section 262 of the Delaware General Corporation Law.....................  52

                              SUMMARY TERM SHEET

   DIRECTV Broadband Inc. is offering to purchase all of the outstanding shares of common stock of Telocity Delaware, Inc. for $2.15 per share in cash. The following are some of the questions you may have, as a stockholder of Telocity, and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the enclosed Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

   Our name is DIRECTV Broadband Inc. We are a wholly owned subsidiary of Hughes Electronics Corporation. We are a Delaware corporation formed for the purpose of making this offer and entering into a business combination transaction with Telocity. We have carried on no activities other than in connection with the acquisition of Telocity. Hughes is a wholly owned subsidiary of General Motors Corporation, a Delaware corporation, and is a leading provider of digital television entertainment, satellite services and satellite-based private business networks. See the "Introduction" to this Offer to Purchase and Section 8.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

   We are seeking to purchase all of the outstanding shares of common stock of Telocity. See the "Introduction" to this Offer to Purchase and Section 1.

HOW MUCH ARE YOU OFFERING TO PAY?

   We are offering to pay you $2.15 per share in cash.

WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

   If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

WHAT WILL HAPPEN TO MY OPTIONS OR WARRANTS IN THE OFFER?

   We are not offering to purchase nor are we assuming any options or warrants of Telocity in the offer. In connection with the offer, Telocity has accelerated the vesting of all of its outstanding options and shares of Telocity stock issued upon early exercise of options, conditioned on the completion of the offer. Any options that are outstanding when we complete the offer will be terminated. If you wish to tender option shares in the offer, you must exercise those options and comply with the tender procedures described herein.

   When we merge with Telocity following the offer, all outstanding warrants will be cancelled and the holders of such warrants will receive the excess, if any, of the $2.15 per share offer price over the exercise price for such warrants.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

   Hughes will provide to us all funds necessary to purchase the shares validly tendered and not withdrawn in the offer. Hughes will also provide us with funds necessary to purchase the shares converted into cash in our merger with Telocity. The merger is expected to follow the successful completion of the offer. The offer and the merger are not contingent upon Hughes or us obtaining financing. See Section 9.

   In addition, Hughes has agreed to provide Telocity with up to $20,000,000 in unsecured interim financing. Beginning on February 1, 2001, Telocity may borrow all or a portion of such amount for working capital purposes on the terms and conditions set forth in the note. See Section 11.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

   We do not think our financial condition is relevant to your decision whether to tender shares in the offer because:

  . the offer is being made for all outstanding shares;

  . the offer price will be paid solely in the form of cash and we have arranged for our funding to come from Hughes;

  . Hughes has on deposit cash or cash equivalents sufficient to purchase all outstanding shares; and

  . if we are successful with our offer, we will acquire all remaining shares for the same cash price at the time of our merger with and into Telocity.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

   You will have at least until 5:00 p.m., New York City time, on Monday, April 2, 2001, to tender your shares in the offer. If you cannot deliver everything that is required in order to make a valid tender of your shares by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Sections 1 and 3.

WILL THE DIRECTORS AND EXECUTIVE OFFICERS OF TELOCITY TENDER THEIR SHARES IN THE OFFER?

   Yes. The members of the board of directors of Telocity, each of the executive officers of Telocity and some of their affiliates have all agreed to tender their shares pursuant to the offer. Each entered into a tender agreement with Hughes and us pursuant to which they agreed to tender and sell all shares owned by them to us in accordance with the terms of the offer. Telocity has advised us that as of January 31, 2001 these individuals own an aggregate of 55,159,207 shares or 61% of Telocity's shares outstanding, assuming the exercise of all then exercisable options, warrants and other rights to purchase common stock. See Section 11.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

   We have agreed in the merger agreement that:

  . Without the consent of Telocity, we may extend the offer beyond the scheduled expiration date for one or more periods of up to 10 additional business days each if at that date any of the conditions to our obligation to accept for payment and to pay for the shares has not been satisfied or waived. Any such extension will not extend beyond the eightieth business day following the date of this Offer to Purchase.

  . Without the consent of Telocity, we may extend the offer:

   . for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission applicable to the offer, and

   . for one or more periods of up to 10 additional business days due to the failure to satisfy the condition to the offer relating to the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  . If all conditions to the offer have been satisfied or waived, we may extend the offer without the consent of Telocity for up to 20 business days if the number of shares of common stock that have been validly tendered and not withdrawn represent more than 50% but less than 90% of the issued and outstanding shares, provided that we must accept for payment and promptly pay for all shares validly tendered and not withdrawn at such time (which shares may not thereafter be withdrawn).

   See Section 1 of this Offer to Purchase for more details on our ability to extend the offer.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

   If we extend the offer, we will inform EquiServe Trust Company, N.A., (the depositary for the offer) and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

   We are not obligated to buy any shares if:

  . The number of shares validly tendered and not withdrawn before the expiration date of the offer represents less than a majority of the outstanding shares of common stock on a fully diluted basis (assuming the exercise of all outstanding options and warrants to purchase shares of common stock that are then exercisable and any other rights to acquire shares of common stock on the date of purchase). We call this condition the "minimum condition."

  . We do not receive the approvals required by the United States antitrust and competition laws.

  . Telocity's board of directors has withdrawn or modified its recommendation that Telocity's stockholders accept the offer and tender all of their shares in the offer and approve the merger agreement and the transactions contemplated thereby, or approves or recommends an alternative acquisition proposal.

  . There has been a material adverse effect on Telocity or its business, as determined by the board of directors of Hughes.

   The offer is also subject to a number of other conditions. We can waive some of the conditions to the offer without Telocity's consent; however, we cannot waive the minimum condition. See Section 15.

HOW DO I TENDER MY SHARES?

   If you wish to accept our offer, this is what you must do:

  . If you are a record holder and have your stock certificate, you must complete and sign the enclosed Letter of Transmittal and send it along with your stock certificate to EquiServe Trust Company, N.A., depositary for the offer. These materials must reach the depositary before the offer expires. Detailed instructions are contained in the Letter of Transmittal and Section 3.

  . If you are a record holder but your stock certificate is not available or you cannot deliver it to the depositary before the offer expires, you may be able to tender your shares by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the depositary must receive the missing items within the time period specified in the notice. Please contact our information agent, Morrow & Co., Inc. at (800) 607-0088 (toll free) or, if you live outside of the United States or Canada, at (212) 754-8000 (call collect) or by email at telocity.info@morrowco.com, for assistance. See Section 3.

  . If you hold your shares through a broker or bank, you should contact your broker and bank and give instructions that your shares be tendered by your nominee through The Depositary Trust Company.

   See Section 3.

UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY TENDERED SHARES?

   You may withdraw shares at any time until the offer has expired and we accept shares for payment. See Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

   To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to EquiServe Trust Company, N.A., while you still have the right to withdraw the shares.

If you tendered your shares by giving instructions through a broker or nominee, you must instruct your broker or nominee to arrange for the withdrawal of your shares. See Section 4.

WHAT DOES THE TELOCITY BOARD OF DIRECTORS RECOMMEND REGARDING THE OFFER?

   We are making the offer pursuant to the merger agreement, which has been unanimously approved by the board of directors of Telocity. The board of directors of Telocity unanimously:

  . determined that the terms of the offer and the merger are fair to and in the best interests of the stockholders of Telocity,

  . approved the merger agreement and the transactions contemplated thereby, including the offer and the merger, and

  . resolved to recommend that Telocity's stockholders accept the offer and tender their shares pursuant to the offer and approve and adopt the merger agreement. See the "Introduction" to this Offer to Purchase.

IF THE TENDER OFFER IS COMPLETED, WILL TELOCITY CONTINUE AS A PUBLIC COMPANY?

   No. Following the purchase of shares in the offer, we expect to complete the merger. If the merger takes place, Telocity no longer will be publicly owned. Even if the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that:

  . Telocity common stock will no longer be eligible to be traded through Nasdaq;

  . there may not be a public trading market for Telocity common stock; and

  . Telocity may cease making filings with the Securities and Exchange
    Commission or otherwise cease being required to comply with the rules relating to publicly held companies. See Section 13.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL OF THE TELOCITY SHARES ARE NOT TENDERED IN THE OFFER?

   Yes, unless the conditions to the merger are not satisfied or waived. If we accept for payment and pay for at least such number of shares that represents the minimum condition, DIRECTV Broadband will merge with and into Telocity. If that merger takes place, Hughes will own all of the shares of Telocity and all remaining stockholders of Telocity, other than Telocity stockholders who properly exercise dissenters' rights, will receive $2.15 per share in cash. See the "Introduction" to this Offer to Purchase. See also Section 11 for a description of the conditions to the merger.

   Pursuant to the terms of the merger agreement and in order to facilitate a short form merger following the completion of the offer, Telocity has granted Hughes an irrevocable option, exercisable in whole if the minimum condition is met and DIRECTV Broadband accepts for payment pursuant to the offer less than 90% of the shares of common stock of Telocity then outstanding, to purchase additional shares of Telocity's common stock equal to an amount that, when added to the shares already owned by DIRECTV Broadband at the time the option is exercised, will constitute one share more than 90% of the shares of common stock of Telocity then outstanding, at a price per share equal to $2.15 per share. Hughes may only exercise this option so long as immediately after the exercise DIRECTV Broadband would own more than 90% of the shares of common stock of Telocity then outstanding. See Section 11. If Hughes exercises this option or if DIRECTV Broadband acquires more than 90% of the outstanding shares of Telocity common stock in the offer, DIRECTV Broadband intends to consummate a "short form" merger under Delaware law, which would not require the approval of Telocity's stockholders other than DIRECTV Broadband.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

   If the merger described above takes place, stockholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, unless they perfect dissenters' rights under Delaware law. Therefore, if the merger takes place and you do not perfect dissenters' rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, if the merger does not take place, the number of stockholders and the number of shares of Telocity that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for Telocity common stock. Also, as described above, Telocity's shares may no longer be eligible to be traded through the Nasdaq, Telocity may cease making filings with the Securities and Exchange Commission or otherwise may not be required to comply with the rules relating to publicly held companies. See the "Introduction" to this Offer to Purchase and Section 13.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

   On Wednesday, December 20, 2000, the last trading day before we announced the execution of the merger agreement, the last sale price of Telocity common stock reported on Nasdaq was $1.41 per share. On Tuesday, January 30, 2001, the last trading day for which information was available before we commenced the offer, the last sale price of Telocity common stock reported on Nasdaq was $2.06 per share. We encourage you to obtain a recent quotation for shares of Telocity common stock in deciding whether to tender your shares. See Section 6.

WILL I HAVE APPRAISAL RIGHTS?

   No appraisal rights are available in connection with the offer. However, if the merger is consummated, holders of shares that were not accepted for payment and paid for by us in the offer will have certain rights pursuant to the provisions of Section 262 of the Delaware General Corporation Law, or the DGCL, to dissent and demand appraisal of their shares. Under Section 262 of the DGCL, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the shares could be based upon factors other than, or in addition to, the price per share to be paid in the merger or the market value of the shares. The value so determined could be more or less than the price per share to be paid in the merger. See Section 17 and Schedule II to this Offer to Purchase for a more full discussion and the complete text of Section 262 of the DGCL.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING
SHARES?

   The receipt of cash for shares pursuant to the offer or the merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who tenders shares in the offer or receives cash in exchange for shares in the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares tendered in the offer or exchanged for cash in the merger. If the shares tendered or exchanged constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the shares were held for more than one year, and if held for one year or less they will be subject to tax at ordinary income tax rates. See Section 5.

WHO SHOULD I CALL IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

   You may contact Morrow & Co., Inc. toll free at (800) 607-0088 or collect at (212) 754-8000 or by email at telocity.info@morrowco.com. Morrow & Co., Inc. is acting as the information agent for our tender offer. See the back cover of this Offer to Purchase.

   To the Holders of Shares of Common Stock of Telocity Delaware, Inc.:

                                 INTRODUCTION

   DIRECTV Broadband Inc. (the "Purchaser"), a Delaware corporation and wholly owned subsidiary of Hughes Electronics Corporation ("Hughes"), a Delaware corporation, hereby offers to purchase all outstanding shares of common stock, $.001 par value (the "Common Stock"), of Telocity Delaware, Inc. ("Telocity"), a Delaware corporation ("Telocity") (the shares of Common Stock are referred to as the "Shares"), at a price of $2.15 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

   The Offer is being made pursuant to the Agreement and Plan of Merger dated as of December 21, 2000 (the "Merger Agreement") among Telocity, Hughes and the Purchaser. The Merger Agreement provides that the Purchaser will be merged with and into Telocity (the "Merger") with Telocity continuing as the surviving corporation (the "Surviving Corporation") and a wholly owned subsidiary of Hughes. Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each Share outstanding immediately prior to the Effective Time (other than Shares owned by Telocity or Hughes or any of their respective subsidiaries, all of which will be cancelled, and Shares held by Telocity stockholders who perfect dissenters' rights) will be converted into the right to receive $2.15 in cash or any greater per Share price paid in the Offer, net without interest (the "Merger Consideration"). The Merger Agreement is more fully described in Section 11.

   Tendering stockholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. The Purchaser will pay all charges and expenses of EquiServe Trust Company, N.A., as depositary (the "Depositary"), and all charges and expenses of Morrow & Co., Inc., as information agent (the "Information Agent"), incurred in connection with the Offer. See Section 18.

   The Board of Directors of Telocity (the "Telocity Board") has unanimously
(1) determined that the terms of the Offer and the Merger are fair to and in the best interests of the stockholders of Telocity, (2) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (3) resolved to recommend that Telocity's stockholders accept the Offer and tender their shares pursuant to the Offer and approve and adopt the Merger Agreement.

   Credit Suisse First Boston Corporation ("Credit Suisse First Boston"), Telocity's financial advisor, has delivered to the Telocity Board its written opinion, dated December 21, 2000, to the effect that, as of such date and based on and subject to the matters stated in such opinion, the $2.15 per Share cash consideration to be received in the Offer and the Merger, taken together, by holders of Shares (other than Hughes and its affiliates) was fair, from a financial point of view, to such holders. The full text of Credit Suisse First Boston's written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is included as an annex to Telocity's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which is being mailed to stockholders concurrently herewith. Holders of Shares are urged to read the full text of such opinion carefully in its entirety.

   The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the expiration date of the Offer that number of Shares that represents at least a majority of the outstanding shares of Common Stock on a fully diluted basis (assuming the exercise of all outstanding options and warrants to purchase shares of Common Stock that are then exercisable and any other rights to acquire shares of Common Stock on the date of purchase) (the "Minimum Condition"). The Offer is also subject to the satisfaction of certain other conditions. See Section 15.

   Telocity has advised the Purchaser that as of January 30, 2001, 90,424,577 Shares were issued and outstanding, assuming the exercise of all options, warrants and other rights to purchase common stock. Immediately prior to the commencement of the Offer, Hughes and its subsidiaries owned no Shares. Accordingly, Hughes and the Purchaser believe that the Minimum Condition would be satisfied if approximately 45,212,289 Shares were validly tendered and not withdrawn prior to the expiration of the Offer.

   In order to induce Hughes and the Purchaser to enter into the Merger Agreement, certain stockholders of the Company (the "Significant Stockholders") consisting of its directors, executive officers and certain of their affiliates, owning in the aggregate approximately 61% of the issued and outstanding Shares, assuming the exercise of all options, warrants and other rights to purchase common stock, have entered into the Tender and Stockholder Support Agreement, dated as of December 21, 2000 (the "Tender Agreement") with Hughes and the Purchaser pursuant to which the Significant Stockholders have
(i) agreed to tender and sell their Shares to the Purchaser pursuant to the Offer, (ii) agreed not to withdraw any Shares tendered in the Offer, (iii) agreed to vote such Shares in favor of the Merger and Merger Agreement and against any acquisition proposal other than the Merger and (iv) granted to Hughes and certain officers of Hughes an irrevocable proxy to vote such Shares in favor of the transactions contemplated by the Merger Agreement.

   The Merger Agreement provides that upon the purchase of at least a majority of the Shares pursuant to the Offer, Hughes is entitled to designate such number of directors, rounded up to the next whole number, as will give Hughes representation on Telocity's board of directors equal to the product of (i) the number of authorized directors on Telocity's board of directors (giving effect to the directors elected pursuant to this provision) and (ii) the percentage that the number of Shares purchased by Hughes or any of its affiliates bears to the aggregate number of Shares outstanding (the "Percentage"), and Telocity will, upon the request by Hughes, promptly increase the size of its board of directors and/or secure the resignations of the number of directors as is necessary to enable Hughes' designees to be elected to Telocity's board of directors and will cause Hughes' designees to be so elected. Notwithstanding the foregoing, the parties to the Merger Agreement will use their respective reasonable best efforts to ensure that at least three of the current members of the Telocity Board will at all times prior to the Effective Time remain directors of Telocity.

   The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. If the Minimum Condition is satisfied, the Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of Telocity. In addition, in order to facilitate a short form merger following the closing of the Offer, Telocity has granted Hughes an irrevocable option, exercisable in whole if the Minimum Condition is met and Hughes accepts for payment pursuant to the Offer less than 90% of the Shares of Telocity then outstanding, to purchase additional Shares equal to an amount that, when added to the Shares already owned by Hughes at the time the option is exercised, will constitute one Share more than 90% of the Shares of Telocity then outstanding, at a price per share equal to $2.15 net per Share. Telocity has also agreed, if required, to cause a meeting of its stockholders to be held as promptly as practicable following consummation of the Offer for the purpose of considering and taking action upon the approval and adoption of the Merger Agreement. The Purchaser has agreed to vote all Shares it acquires in the Offer in favor of the approval and adoption of the Merger Agreement. See Section 11.

   This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

                               THE TENDER OFFER

1. Terms of the Offer

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 4. The term "Expiration Date" means 5:00 p.m., New York City time, on Monday, April 2, 2001, unless the Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended, expires.

   The Offer is conditioned upon the satisfaction of the Minimum Condition, the conditions related to United States antitrust and competition laws and the other conditions set forth in Section 15. Subject to the provisions of the Merger Agreement, the Purchaser may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer (other than the Minimum Condition). If by the initial Expiration Date or any subsequent Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, subject to the provisions of the Merger Agreement, the Purchaser may elect to (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) waive all of the unsatisfied conditions (other than the Minimum Condition) and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not properly withdrawn or (iii) extend the Offer.

   The Purchaser will not, without the prior written consent of Telocity, (i) waive the Minimum Condition, (ii) reduce the number of Shares to be purchased in the Offer, (iii) reduce the price per share to be paid in the Offer, (iv) change the form of consideration to be paid in the Offer, (v) amend or modify any term or condition of the Offer, including the conditions set forth in
Section 15, in any manner adverse to the holders of Shares, (vi) impose additional conditions to the Offer in addition to the conditions set forth in
Section 15 or (vii) except as provided below, extend the Offer.

   Subject to the terms of the Merger Agreement, the Purchaser may, without the consent of Telocity, (i) extend the Offer beyond the scheduled expiration date for one or more periods up to 10 additional business days each if any of the conditions to the Purchaser's obligation to accept for payment and to pay for the Shares is not satisfied or, to the extent permitted by the Merger Agreement, waived, (ii) extend the Offer for (a) any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC") or its staff applicable to the Offer, and (b) for one or more periods of up to 10 additional business days due to the failure to satisfy the condition relating to the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or (iii) if all conditions to the Offer have been satisfied or waived, extend the Offer for up to 20 business days if the number of Shares that have been validly tendered and not withdrawn represent more than 50% but less than 90% of the issued and outstanding Shares, provided that Purchaser must accept for payment and promptly pay for all Shares validly tendered and not withdrawn at that time. An extension described in clause (i) of the immediately preceding sentence of this paragraph will not extend beyond the eightieth business day following the date after the Offer commenced.

   Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to terminate the Offer if any of the conditions set forth in Section 15 have not been satisfied and (ii) to waive any condition to the Offer (other than the Minimum Condition) or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof. If the Purchaser accepts for payment any Shares pursuant to the Offer, it will accept for payment all Shares validly tendered prior to the Expiration Date and not properly withdrawn, and will promptly pay for all Shares so accepted for payment.

   The rights reserved by the Purchaser by the preceding paragraph are in addition to the Purchaser's rights pursuant to Section 15. Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

   If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under Section 4. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by
(i) Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer and (ii) the terms of the Merger Agreement, which require that the Purchaser pay for Shares that are tendered pursuant to the Offer as soon as practicable after the Offer.

   If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. Under these rules, if, prior to the Expiration Date, the Purchaser increases the consideration offered pursuant to the Offer or changes the number of Shares being sought in the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination to stockholders.

   Telocity has provided the Purchaser with Telocity's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Telocity's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2. Acceptance for Payment and Payment for Shares.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or earlier waiver of all the conditions to the Offer set forth in Section 15, the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law. Subject to the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 16.

   In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Transfer Confirmation") of such Shares into the Depositary's account at the Depositary Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in
Section 3, (2) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (3) any other documents required by the Letter of Transmittal.

   The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

   For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under
Section 1 hereof, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any delay in making such payment.

   If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer in the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

   The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transaction or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedures for Accepting the Offer and Tendering Shares.

   Valid Tenders. In order for a stockholder validly to tender Shares pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of the Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (1) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address prior or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (2) the guaranteed delivery procedures described below must be complied with. If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each such delivery.

   The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

   Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

   Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

   Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (1) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) if the Shares are tendered for the account of a firm that is participating in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

   If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued, in the name of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

   Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

     (1) such tender is made by or through an Eligible Institution;

     (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received by the Depositary on or prior to the Expiration Date as provided below; and

     (3) the Share Certificates evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

   The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution and a representation that the stockholder owns the Shares tendered within the meaning of, and that the tendered Shares effected thereby comply with, Rule 14e-4 under the Exchange Act, each in the form set forth in the form of Notice of Guaranteed Delivery.

   In all cases, Shares will not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal is received by the Depositary.

   Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Purchaser. None of the Purchaser, Hughes, any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

   Appointment of Proxy. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Hughes as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (including, with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Hughes will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of Telocity's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the designees of Hughes must be able to exercise full voting rights with respect to such Shares.

   Other Requirements. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, and that the tender of Shares complies with Rule 14(e)-4(a)(4) under the Exchange Act, as specified in the Letter of Transmittal. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

   Backup Withholding. Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to such payments, a stockholder must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. Certain stockholders (including, among others, corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Non-corporate foreign stockholders should complete and sign a Form W-8BEN or other applicable withholding form (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

4. Withdrawal Rights.

   Tenders of Shares made pursuant to the Offer may be withdrawn pursuant to the procedure set forth below at any time prior to the Expiration Date. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights will apply to Shares tendered in a subsequent Offer period and no withdrawal rights will apply during a subsequent Offer period with respect to Shares tendered in the Offer.

   For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name, address and TIN of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution.

   If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

   All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, Hughes, or any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

   Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 hereof.

5. Certain United States Federal Income Tax Consequences.

   The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to stockholders of Telocity whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of Telocity. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to stockholders of Telocity in whose hands Shares are capital assets within the meaning of Section 1221 of the Code. This discussion does not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, Shares, if any, which are qualified small business stock under Section 1202 of the Code, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not discuss the United States federal income tax consequences to any stockholder of Telocity who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

   Because individual circumstances may differ, each stockholder should consult his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Offer and the Merger on a beneficial holder of Shares, including the application and effect of the alternative minimum tax, and any state, local and foreign tax laws and of changes in such laws.

   The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder's holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Capital gains recognized by an individual upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum United States federal income tax rate of 20% or, in the case of a Share that has been held for one year or less, will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a stockholder's capital losses.

   A stockholder whose Shares are purchased in the Offer or exchanged in the Merger may be subject to 31% backup withholding unless certain information is provided to the Depositary or an exemption applies. Any amounts required to be withheld under the backup withholding rules are not an additional tax and may be refunded or credited against a stockholder's federal income tax liability if the required information is furnished to the Internal Revenue Service. See
Section 3 for a discussion of the backup withholding rules in connection with the Offer.

6. Price Range of Shares; Dividends.

   The Shares trade on The Nasdaq National Market ("Nasdaq") under the symbol "TLCT." The following table sets forth, for the periods indicated, the high and low sale prices per Share for the periods indicated. Share prices are as reported on the Nasdaq based on published financial sources. Telocity has never paid any dividends on the Shares.

                                                                  Common Stock
                                                                  -------------
                                                                   High   Low
                                                                  ------ ------
Fiscal Year 2000:
First Quarter (commencing on March 28, 2000)..................... $15.00 $11.63
Second Quarter................................................... $16.00 $ 4.13
Third Quarter.................................................... $ 5.81 $ 2.50
Fourth Quarter................................................... $ 3.50 $ 1.16
Fiscal Year 2001:
First Quarter (through January 30, 2001)......................... $ 2.13 $ 2.03

   Prior to March 28, 2000, there was no established trading market for the Shares. On December 20, 2000, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on Nasdaq was $1.41 per Share. On January 30, 2001, the last full day of trading for which information was available before the commencement of the Offer, the closing price of the Shares on Nasdaq was $2.06 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

7. Certain Information Concerning Telocity.

   The information concerning Telocity contained in this Offer to Purchase, including, without limitation, financial information, information concerning the background of the transactions contemplated by the Merger Agreement and the recommendation of the Telocity Board, has been furnished by Telocity or its representatives or taken from or based upon publicly available reports on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to such publicly available information (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. Although Hughes and the Purchaser do not have any knowledge that would indicate that any statements contained herein based upon such information is untrue, neither Hughes nor the Purchaser assumes any responsibility for the accuracy or completeness of such information, or for any failure by Telocity to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to Hughes or the Purchaser.

   General. Telocity is a Delaware corporation with its principal offices located at 10355 North De Anza Boulevard, Cupertino, California 95104. The telephone number of Telocity is (408) 863-6600. According to Telocity's Registration Statement on Form S-1, as amended, filed with the SEC on March 27, 2000 in connection with its initial public offering, Telocity is a nationwide residential Digital Subscriber Line (DSL) service provider, developing, marketing and delivering to the residential market interactive online services and content designed for use over high-speed, or broadband, connections.

   Available Information. The Shares are registered under the Exchange Act. Accordingly, Telocity is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning

1-800-SEC-0330. Telocity's filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

   Summary Unaudited Financial Information. Set forth below is certain summary consolidated financial information for each of Telocity's last two fiscal years as contained in Telocity's Registration Statement on Form S-1, as amended, filed with the SEC on March 27, 2000, as well as unaudited financial information for the nine month period ended September 30, 2000 as contained in Telocity's Quarterly Report on Form 10-Q. More comprehensive financial information is included in the referenced filings (including management's discussion and analysis of financial condition and results of operation) and other documents filed by Telocity with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above.

                  SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                         Year Ended   Year Ended
                                        December 31, December 31, September 30,
                                            1998         1999         2000
                                        ------------ ------------ -------------
                                                                   (Unaudited)
   STATEMENT OF OPERATING DATA:
     Revenues.........................   $     --     $     187    $    4,692
     Loss from operations.............      (7,438)     (42,125)     (116,755)
     Net loss attributable to common
      stockholders....................      (7,590)     (60,169)     (114,936)
     Basic and diluted net loss per
      share...........................       (1.39)       (7.32)        (2.11)
     Shares used in computing basic
      and diluted net loss per share..   5,471,617    8,219,183    54,445,121

   CONSOLIDATED BALANCE SHEET DATA:
     Cash and cash equivalents........   $   1,402    $  66,978    $   75,694
     Total assets.....................       4,697      140,071       168,334
     Long-term obligations, less
      current portion.................       3,490       12,058         8,262
     Mandatorily redeemable
      convertible preferred stock.....       6,671      156,020           --
     Total stockholders' equity
      (deficit).......................      (8,107)     (48,282)      120,824

   Certain Projections. Telocity does not, as a matter of course, make public any forecasts as to its future financial performance. However, in connection with the Purchaser's review of the transactions contemplated by the Merger Agreement, Telocity provided the Purchaser with certain projected financial information concerning Telocity. Such information included, among other things, Telocity's projections of total revenue, net income and EBITDA for Telocity for the years 2001 through 2005. Set forth below is a summary of such projections. These projections were prepared by the management of Telocity to reflect the anticipated operation of Telocity on a stand-alone basis and do not give effect to the Offer, the Merger or any changes that may result due to the future operation of Telocity as a subsidiary of Hughes following completion of the Merger, nor should such projections be considered in evaluating the future performance of Hughes and Telocity on a consolidated basis. These projections should be read together with the financial statements of Telocity that can be obtained from the SEC as described above.

                                            Year Ended December 31,
                                    -------------------------------------------
                                     2001     2002     2003     2004     2005
                                    -------  -------  -------  ------  --------
                                                ($ in Millions)
   Total Revenue................... $  82.3  $ 272.3  $ 497.8  $774.3  $1,189.0
   EBITDA..........................  (190.4)  (171.7)  (115.3)  (56.3)     83.7
   Net Income (Loss)...............  (257.6)  (295.6)  (263.4) (235.4)   (142.4)

   Telocity has advised Hughes and the Purchaser that these projections were not prepared with a view to public disclosure or in compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. However, this information was provided to Hughes and the Purchaser under a confidentiality agreement in connection with their evaluation of a business combination transaction. These summary projections have been included in this Offer to Purchase solely because they were made available to Hughes, the Purchaser and their advisors in connection with their consideration of the Offer. The projections do not purport to present operations in accordance with generally accepted accounting principles, and Telocity's independent auditors have not examined or compiled the projections presented herein and accordingly assume no responsibility for them. Telocity has advised Hughes and the Purchaser that its internal financial forecasts (upon which the projections provided to Hughes and the Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous estimates and assumptions (not all of which were provided to Hughes and the Purchaser), all made by management of Telocity, with respect to industry performance, general business, economic, market and financial conditions and other matters, including effective tax rates consistent with historical levels for Telocity, all of which are difficult to predict, many of which are beyond Telocity's control, and none of which is subject to approval by Hughes or the Purchaser. In particular, the projections assume the availability of working capital. Telocity has advised Hughes and the Purchaser that if Telocity does not receive a capital infusion, its cash will be exhausted at the end of the first quarter of 2001 based on its current operating plan.

   Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is quite likely that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Hughes, the Purchaser, Telocity or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Hughes, the Purchaser, Telocity or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of Telocity compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

8. Certain Information Concerning Hughes and the Purchaser.

   General. The Purchaser is a Delaware corporation with its principal offices located at 200 North Sepulveda Boulevard, El Segundo, California 90245; all correspondence thereto should reference Investor Relations. The telephone number of the Purchaser is (310) 662-9688. The Purchaser is a wholly owned subsidiary of Hughes. The Purchaser was formed for the purpose of entering into a business combination transaction with Telocity and has not carried on any activities other than in connection with the merger with and into Telocity.

   Hughes is a Delaware corporation with its principal offices located at 200 North Sepulveda Boulevard, El Segundo, California 90245. The telephone number of Hughes is (310) 662-9688. Hughes is a wholly owned subsidiary of General Motors Corporation, a Delaware corporation ("General Motors"), and is a leading provider of digital television entertainment, satellite services and satellite-based private business networks. Hughes has developed a range of entertainment, information and communications services for the home and business markets, including video, data, voice, multimedia and Internet services.

   Primarily oriented toward the advanced communications services industry, Hughes' businesses include:

  . DIRECTV, the world's leading digital multi-channel entertainment service, based on the number of customers;

  . PanAmSat, the owner and operator of the largest commercial satellite fleet in the world, a publicly-held company of which Hughes owns 81%; and

  . Broadband Services and Products, which includes Hughes Networks Systems, a leading provider of satellite and wireless ground communications equipment and business communications services.

   General Motors has its principal executive offices located at 300 Renaissance Center, Detroit, Michigan 48265-3000. The telephone number of General Motors is (313) 556-3000. General Motors is a multinational corporation with businesses in the following areas: Automotive, Communications Services, Other Operations, and Financing and Insurance. General Motors participates in the automotive industry through the activities of its automotive business operating segment, General Motors Automotive, which is comprised of four regions: GM North America, GM Europe, GM Asia/Pacific, and GM Latin America/Africa/Mid-East. General Motors' communications services relates to its Hughes subsidiary, which includes digital entertainment, information and communications services, and satellite-based private business networks. General Motors' other operations include among others the design, manufacturing and marketing of locomotives and heavy-duty transmissions. General Motors' financing and insurance operations primarily relate to General Motors Acceptance Corporation, which provides a broad range of financial services, including consumer vehicle leasing, full-service leasing and fleet leasing, dealer financing, car and truck extended service contracts, residential and commercial mortgage services, commercial, vehicle, and homeowners' insurance, and asset based lending.

   The name, citizenship, business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of GM, Hughes and the Purchaser and certain other information are set forth in Schedule I hereto.

   Except as described in this Offer to Purchase, (1) none of General Motors, Hughes, the Purchaser nor, to the best knowledge of General Motors, Hughes and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of General Motors, Hughes or the Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (2) none of General Motors, Hughes, the Purchaser nor, to the best knowledge of General Motors, Hughes and the Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

   Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of General Motors, Hughes, the Purchaser nor, to the best knowledge of General Motors, Hughes and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Telocity, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

   Except as set forth in this Offer to Purchase, none of General Motors, Hughes, the Purchaser nor, to the best knowledge of General Motors, Hughes and the Purchaser, any of the persons listed on Schedule I hereto, has, during the past two years, had any business relationship or transaction with Telocity or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, during the past two years, there have been no contracts, negotiations or transactions between General Motors, Hughes, the Purchaser or any of their subsidiaries or, to the best knowledge of General Motors, Hughes and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Telocity or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

   Available Information. Pursuant to Rule 14d-3 under the Exchange Act, Hughes and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Hughes' filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

9. Source and Amount of Funds.

   The total amount of funds required by the Purchaser to purchase Shares pursuant to the Offer and the Merger is estimated to be approximately $178 million plus reasonable and customary fees and expenses incurred in connection with the Offer and the Merger. The Offer and the Merger are not conditioned upon the Purchaser entering into any financing arrangements. The Purchaser will obtain all necessary funds required to consummate the merger from Hughes. Hughes has on deposit in cash or cash equivalents sufficient funds to purchase all of the outstanding Shares.

10. Background of the Offer; Past Contacts or Negotiations with Telocity.

   In June 2000, Telocity, with the assistance of Credit Suisse First Boston, Telocity's financial advisor, identified and contacted DIRECTV Global Digital Media, Inc. ("DGDM"), a wholly owned subsidiary of Hughes, with respect to a potential purchase of, or significant investment in, Telocity.

   On June 29, 2000, members of DGDM management participated in a telephone conference with members of Telocity's management, during which Telocity's management presented an overview of Telocity's corporate structure and business operations. In July, 2000, members of DGDM management called Telocity's management to discuss potential business opportunities.

   From June 29, 2000 to July 18, 2000, the parties continued discussions.

   On July 18, 2000, members of DGDM management participated in a telephone conference with members of Telocity's management, during which Telocity's management presented an overview of Telocity's technological capabilities.

   On July 28, 2000, DGDM and Telocity entered into a confidentiality letter agreement.

   On July 31, 2000, members of management of DGDM and Hughes met with Telocity's management at Telocity's headquarters in Cupertino, California. The Telocity representatives presented a general overview of the management and operations of Telocity. The representatives from DGDM and Hughes presented a general overview of DGDM's business and its plans for future growth. The parties engaged in general discussions about potential business opportunities between the two companies.

   On September 22, 2000, DGDM informed Telocity of DGDM's interest in further discussions about strategic business opportunities between the companies.

   On October 6, 2000, at Telocity's request, members of DGDM management met with Telocity's management and Credit Suisse First Boston at Telocity's headquarters regarding a strategic relationship with Telocity.

   On October 12, 2000, members of DGDM's management met with members of Telocity's management in Cupertino, California to review Telocity's financial and business models.

   From October 17, 2000 to October 31, 2000, members of DGDM's management continued discussions with members of Telocity's management regarding a possible transaction and alternative structures for the transaction.

   From November 2, 2000 to November 3, 2000, and on November 7, 2000, members of Telocity's, DGDM's and Hughes' respective management and representatives of Chase H&Q, a division of Chase Securities Inc., Hughes' financial advisor, met in El Segundo, California to continue reviewing Telocity's business and financial models.

   On November 17, 2000, members of DGDM's management called Telocity's management to update Telocity on DGDM's and Hughes' interest in engaging in a transaction with Telocity.

   On November 20, 2000, representatives of an outside consultant hired by Hughes met with Mr. Obenhuber, Mr. Hayes and various Telocity employees at Telocity's offices and conducted technical due diligence.

   On November 21, 2000, the Executive Committee of the Board of Directors of Hughes and members of DGDM's management evaluated and discussed the potential for acquiring or entering into a strategic relationship with Telocity.

   On November 22, 2000, DGDM management submitted a letter of interest to Telocity (the "November 22 Letter"). Subject to several conditions, Hughes and/or DGDM made a non-binding proposal to acquire all of the fully diluted outstanding shares of Telocity pursuant to a definitive agreement to be negotiated during an exclusive period between the parties.

   Following a meeting of the Telocity Board on November 28, 2000, Telocity sent its counter-proposal to Hughes. In the morning of November 29, 2000, the Board of Directors of Hughes met and discussed the potential acquisition of Telocity. The Board of Directors of Hughes discussed the merits of the proposed transaction and the financial analysis thereof, and delegated authority to the Executive Committee of the Board of Directors of Hughes to authorize entering into the merger agreement and associated agreements to purchase all of the fully diluted outstanding shares of Telocity on terms and conditions approved by the Executive Committee and subject to a limitation on the aggregate consideration to be paid.

   On November 29, 2000, representatives of Hughes and DGDM contacted Patti Hart, Telocity's President and Chief Executive Officer, to respond to Telocity's counter-proposal and to proposed revised terms. On November 30, 2000, after a special meeting of the Telocity Board, Ms. Hart advised representatives of DGDM of the Telocity Board's authorization to continue negotiations with Hughes. From November 30, 2000 to December 4, 2000, DGDM, Hughes and Telocity negotiated the terms of a letter agreement with respect to confidentiality and exclusivity (the "Confidentiality and Exclusivity Agreement"), including a "no shop" covenant.

   On December 4, 2000, Hughes and Telocity entered into the Confidentiality and Exclusivity Agreement, with carve-outs permitting the continuation of discussions for the possible sale of the gateway division, provided no agreement was entered into during the exclusivity period, and discussions with the National Broadcasting Company, Inc. ("NBC") and NBC Internet, Inc. ("NBCi") regarding their rights of first negotiation.

   From December 6, 2000 to December 18, 2000, representatives from Hughes and DGDM visited Telocity's headquarters and met with Telocity representatives, as well as representatives from their respective financial advisors, and continued their due diligence review.

   On December 8, 2000, members of DGDM and Telocity management met with representatives of NBCi at the offices of NBCi in San Francisco, California to discuss the restructuring of the Telocity/NBCi relationship and the waivers from NBC and NBCi of their respective rights of first negotiation pursuant to the Second Amended and Restated Investor Rights Agreement, dated as of December 13, 1999, by and among Telocity and certain of its stockholders. The representatives of NBCi agreed to respond by December 12, 2000.

   On December 12, 2000, Hughes' legal counsel provided Telocity's legal counsel with a draft of the Merger Agreement. Also on December 12, 2000 members of DGDM and Telocity management met with representatives of NBCi at Telocity's headquarters to follow up on the discussions that took place on December 8, 2000. The parties began to negotiate the termination of the Telocity/NBCi operating agreement, dated as of December 10, 1999, and the waivers of the rights of first negotiation.

   On December 14, 2000, Hughes and DGDM management, together with Hughes' legal counsel and representatives from Chase H&Q, met to review the results of their due diligence. Representatives of Telocity continued to negotiate with representatives of Hughes and DGDM regarding the terms of the transaction, including price.

   From December 20, 2000 through December 21, 2000, management of Hughes and DGDM and their legal and financial advisors met with Telocity's management and legal and financial advisors in Palo Alto, California to negotiate final business terms for the acquisition, including the terms of the proposed Tender Agreement with the Significant Stockholders and the interim financing.

   On December 20, 2000, the Executive Committee of the Board of Directors of Hughes unanimously approved the proposed Merger Agreement, the Offer, and the proposed Tender Agreement.

   On December 20, 2000, the Telocity Board unanimously approved the Merger Agreement, the Offer and the Merger. The Telocity Board also approved the termination of the Telocity/NBCi operating agreement and the amendment of the NBC and the NBCi advertising agreements, subject to receipt of a waiver from NBC and NBCi of their rights of first negotiation.

   On December 21, 2000, NBC and NBCi delivered their respective waivers of their rights of first negotiation and agreed to amend their respective advertising agreements. NBCi also agreed to terminate the Telocity/NBCi operating agreement. Also on December 21, 2000, the Significant Stockholders, Hughes and the Purchaser entered into the Tender Agreement and Hughes, the Purchaser and Telocity executed the Merger Agreement. The Merger Agreement and the Offer were announced before the opening of business on December 21, 2000 by the issuance of a joint press release by Hughes and Telocity.

11. The Merger Agreement; Other Arrangements.

  The Merger Agreement

   The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule TO. The summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference herein. Capitalized terms used herein and not otherwise defined have the meanings ascribed them in the Merger Agreement.

   The Offer. Pursuant to the terms and conditions of the Merger Agreement, Hughes, the Purchaser and Telocity are required to use their reasonable best efforts to take, or cause to be taken, all action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions provided for or contemplated by the Merger Agreement. The Offer is subject to the conditions set forth in Section 15 of this Offer to Purchase. The conditions described in Section 15, except for the Minimum Condition, are for the sole benefit of Hughes and the Purchaser and may be asserted by Hughes or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Hughes or the Purchaser, in whole or in part, at any time and from time to time, in its sole discretion. In order to induce Hughes and the Purchaser to enter into the Merger Agreement, Hughes and the Purchaser entered into a Tender Agreement with August Capital, L.P.; August Capital Strategic Partners, L.P.; August Capital Associates, L.P.; August Capital II, L.P.; Bessemer Venture Partners IV L.P.; Bessec Ventures IV L.P.; Bessemer Venture Investors L.P.; Kevin Grundy; Patti Hart; Edward Hayes; Christie Hefner; Scott Martin; Mohr, Davidow Ventures V, L.P.; Mohr, Davidow Ventures V, L.P. as nominee for MDV Entrepreneurs' Network Fund II (A), L.P. and MDV Entrepreneurs' Network Fund II (B), L.P.; Mohr, Davidow Ventures V-L, L.P.; NBC Internet, Inc.; NBC-TLCT Holding, Inc.; Thomas Obenhuber; Peter Olson; Michael Solomon; Matthew Stepovich; and Randall Strahan (the "Significant Stockholders") under which each Significant Stockholder has, among other things, agreed to tender such Significant Stockholder's Shares in the Offer upon the terms and conditions set forth therein.

   As a further inducement to Hughes and the Purchaser to enter into the Merger Agreement, Telocity granted Hughes an irrevocable option (the "Top-Up Option"), exercisable if the Minimum Condition is met and Hughes accepts for payment less than 90% of the Shares of Telocity then outstanding pursuant to the Offer (the "Top-Up Exercise Event"), to purchase that number of Shares equal to the lowest number of Shares that, when added to the number of Shares owned by Hughes at the time of such exercise, shall constitute one Share more than 90% of the outstanding Shares of Telocity (assuming issuance of Shares pursuant to the Top-Up Option), at a price equal to $2.15 per Share; provided, however, that the Top-Up Option shall not be exercisable unless immediately after such exercise Hughes would own more than 90% of the Shares of Telocity then outstanding. Hughes may exercise the Top-Up Option in whole but not in part at any one time after the occurrence of the Top-Up Exercise Event and prior to the Effective Time or the termination of the Merger Agreement.

   In the Merger Agreement, Telocity has agreed that concurrently with the date the Purchaser's offer documents are filed with the Commission, it will file with the Commission and mail to its stockholders a Solicitation/Recommendation Statement on Schedule 14D-9 containing the recommendation of the Telocity Board that Telocity's stockholders accept the Offer, tender all their Shares to the Purchaser and approve the Merger Agreement and the transactions contemplated thereby.

   The Merger. The Merger Agreement provides that, if all of the conditions to the Merger have been fulfilled or waived and the Merger Agreement has not been terminated, the Purchaser will be merged with and into Telocity, and Telocity will continue as the surviving corporation and a wholly owned subsidiary of Hughes.

   At the Effective Time, each Share issued and outstanding immediately prior thereto (other than Shares owned by Telocity or any subsidiary of Telocity or by Hughes, the Purchaser or any other subsidiary of Hughes, all of which will be canceled, and Shares held by Telocity stockholders who perfect dissenters' rights) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a cash payment of $2.15 net without any interest thereon, payable in cash to the holder thereof. Each Share of the Purchaser outstanding immediately prior to the Effective Time will automatically be converted at the Effective Time into one validly issued and outstanding share of common stock of the Surviving Corporation.

   The Merger Agreement provides that upon acceptance for payment of, and payment by the Purchaser in accordance with the Offer for, at least a majority of the outstanding Shares, Hughes will be entitled to designate such number of directors, rounded up to the next whole number, as will give Hughes representation on the Telocity Board equal to the product of
(i) the number of authorized directors on the Telocity Board (giving effect to the directors elected pursuant to this provision) and (ii) the percentage that the number of Shares purchased by Hughes or the Purchaser or any of their affiliates bears to the aggregate number of Shares outstanding (the "Percentage"), and Telocity will, upon the request by Hughes, promptly increase the size of the Telocity Board and/or secure the resignations of the number of directors as is necessary to enable Hughes' designees to be elected to the Telocity Board and will cause Hughes' designees to be so elected. Notwithstanding the foregoing, the parties to the Merger Agreement will use their respective reasonable efforts to ensure that at least three of the members of the Telocity Board will at all times prior to the Effective Time be Continuing Directors (as defined below). Following the election or appointment of Hughes' designees pursuant to this provision and prior to the Effective Time, (i) any amendment or termination of the Merger Agreement by or on behalf of Telocity, (ii) any exercise or waiver of any of Telocity's rights or remedies under the Merger Agreement and (iii) any extension of time for the performance or waiver of any the obligations or other acts of Hughes and the Purchaser under the Merger Agreement will require the approval of a majority of the directors of Telocity then in office who are not designated by Hughes (the "Continuing Directors"), except to the extent that applicable law requires that such action be acted upon by the full Telocity Board, in which case the action will require the approval of both a majority of the full Telocity Board and a majority of the Continuing Directors.

   Stock Options. In connection with the Offer, and subject to the completion of the Offer, each outstanding option to purchase Shares under any plan, program or arrangement of Telocity (individually an "Option" and collectively, the "Options") shall become fully exercisable and any Telocity repurchase right with respect to any Option shall lapse. Upon the consummation of the Offer, each Option will terminate and shall no longer be exercisable.

   Warrants. The Merger Agreement provides that at the Effective Time, each holder of a then-outstanding warrant to purchase shares of common stock under any agreement or arrangement between such holder and Telocity, to the extent then exercisable (individually, a "Warrant" and collectively, the "Warrants"), will be cancelled and will automatically be converted into the right to receive, at the Effective Time, for each share of common stock subject to such Warrant an amount (subject to any applicable withholding tax) in cash equal to the difference between the Merger Consideration and the per share exercise price of such Warrant to the extent such difference is a positive number. In addition, any such Warrants which are not exercisable at the Effective Time will be cancelled and each holder thereof will have no further rights to any shares of common stock with respect to such Warrants.

   Recommendation. Telocity represents and warrants in the Merger Agreement that the Telocity Board at a meeting duly called and held has by unanimous vote duly adopted resolutions:

  . approving the Merger Agreement, the Offer and the Merger, determining that the Merger is advisable and that the terms of the Offer and Merger are fair to, and in the best interests of, Telocity's stockholders and unanimously recommending that Telocity's stockholders accept the Offer and tender all of their Shares to the Purchaser and approve the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger;

  . taking all action necessary to render the restrictions set forth in
    Section 203 of the DGCL inapplicable to the Offer, the Merger, the Merger Agreement, the Tender Agreement and any of the transactions contemplated thereby; and

  . electing, to the extent permitted by law, not to be subject to any "moratorium," "control share acquisition," "business combination," "fair price" or other form of corporate anti-takeover laws and regulations of any jurisdiction that may purport to be applicable to the Merger Agreement or the Tender Agreement.

   The Telocity Board agreed to not withdraw, modify or amend its recommendations described above in a manner adverse to Hughes or the Purchaser (or announce publicly its intention to do so), except that the

Telocity Board shall be permitted to withdraw, amend or modify its recommendation (or publicly announce its intention to do so) of the Merger Agreement, the Offer or the Merger in a manner adverse to Hughes or the Purchaser or approve or recommend or enter into an agreement with respect to a Superior Proposal (as defined below) if Telocity has complied with the terms of the Merger Agreement. A withdrawal, modification or amendment of the recommendation of the Telocity Board or any committee thereof in any manner adverse to Hughes or the Purchaser, however, may give rise to certain termination rights on the part of Hughes and the Purchaser under the Merger Agreement and the right to receive certain termination fees as set forth therein.

   Representations and Warranties. In the Merger Agreement, Telocity has made customary representations and warranties to Hughes and the Purchaser, including but not limited to representations and warranties relating to Telocity's organization and qualification, authority to enter into the Merger Agreement and consummate the transactions contemplated thereby, compliance with applicable laws, capitalization, subsidiaries, ability to enter into and consummate the transactions contemplated by the Merger Agreement without breaching contracts or violating the law, required consents and approvals, SEC filings (including financial statements), the documents supplied by Telocity related to the Offer, the absence of certain material adverse changes or events since December 31, 1999, taxes, employee benefit plans, absence of brokers, licenses and permits, environmental matters, title to assets, leased properties, labor and employment matters, intellectual property, material agreements, the absence of undisclosed liabilities, litigation, insurance, affiliate transactions, opinion of its financial advisor, required vote of stockholders, state takeover statutes, termination of the Telocity/NBCi operating agreement, transaction expenses and regulatory filings.

   Hughes and the Purchaser have also made customary representations and warranties to Telocity, including representations and warranties relating to Hughes' and the Purchaser's organization and qualification, authority to enter into the Merger Agreement and consummate the transactions contemplated thereby, documents supplied by Hughes and the Purchaser related to the Offer, required consents and approvals, ability to enter into and consummate the transactions contemplated by the Merger Agreement without breaching contracts or violating the law, the availability of sufficient funds to perform their obligations under the Merger Agreement, no ownership of shares of Telocity by Hughes or Purchaser, the interim operations of the Purchaser and the absence of brokers.

   Interim Agreements of Hughes, the Purchaser and Telocity. Pursuant to the Merger Agreement, unless Hughes has consented in writing thereto or except as otherwise expressly contemplated by the Merger Agreement, Telocity will, and will cause each of its subsidiaries to:
  (i) conduct its operations according to its usual, regular and ordinary course of business consistent with past practice, provided, that Telocity may take into account its financial condition and the need to preserve its assets;

  (ii) use its reasonable best efforts to preserve intact its business organizations, maintain in effect existing qualifications, licenses, permits, approvals and other authorizations, keep available the services of its officers and key employees and maintain satisfactory relationships with those persons having business relationships with them;

  (iii) promptly upon the discovery thereof notify Hughes of the existence of any breach of any representation or warranty of Telocity contained in the Merger Agreement or the occurrence of any event that would cause any representation or warranty of Telocity contained in the Merger Agreement to no longer be true and correct (or, in the case of any representation or warranty that makes no reference to Material Adverse Effect, to no longer be true and correct in any material respect);

  (iv) promptly deliver to Hughes true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of the Merger Agreement; and

  (v) maintain its books of account and records in its usual, regular and ordinary manner, consistent with past practices.

  For purposes of the Merger Agreement, "Material Adverse Effect" means any change, effect, event, occurrence, state of facts or developments that (i) materially adversely affects the assets, liabilities, business, results of operations, condition (financial or otherwise) or prospects of Telocity and its subsidiaries, taken as a whole or (ii) adversely affects or delays the ability of Telocity on the one hand, or Purchaser and Hughes on the other, to consummate the transactions contemplated by the Merger Agreement, provided, however, that none of the following shall be deemed in themselves either alone or in combination, to constitute, a Material Adverse Effect
  (A) any change in the market price or trading volume of Telocity's stock after the date of the Merger Agreement; (B) any failure by Telocity to meet internal revenue or earnings projections or forecasts of published revenue or earnings projections for any period ending (or for which revenues or earnings are released) on or after the date of the Merger Agreement and prior to the Effective Time; (C) decreases in working capital substantially consistent with Telocity's internal projections supplied to Hughes; (D) any adverse change, effect, event, occurrence, state of facts or developments directly caused by the deterioration in performance of Telocity's last-mile providers; (E) any adverse change, effect, event, occurrence, state of facts or developments directly caused by the announcement or pendency of the Offer or the Merger (including any cancellations of or delays in customer orders, any reduction in sales, and disruption in supplier, distributor, partner or similar relationships or any loss of employees);
  (F) any adverse change, effect, event, occurrence, state of facts or developments directly caused by, resulting from or attributable to conditions affecting the DSL industry as a whole or the U.S. or world economies as a whole (unless such conditions adversely affect Telocity in a materially disproportionate manner); (G) any adverse change, effect, event, occurrence, state of facts or developments directly resulting from or attributable or relating to out of pocket fees and expenses (including legal, accounting, investment banking and other fees and expenses) incurred in connection with the transactions contemplated by the Merger Agreement and disclosed in the Schedules to the Merger Agreement; or (H) any adverse change, effect, event, occurrence, state of facts or developments directly caused by compliance with the terms of, or the taking of any action required by, the Merger Agreement; and provided, further, that with respect to any dispute regarding whether any adverse change, effect, event, occurrence, state of facts or developments is "directly caused" by any of the foregoing, Telocity will have the burden of proof by a preponderance of the evidence.

   In addition, from the date of the Merger Agreement to the Effective Time, unless Hughes has consented in writing thereto or except as otherwise expressly contemplated by the Merger Agreement,

  (a) Telocity will not amend its certificate of incorporation or bylaws or comparable governing instruments.

  (b) Telocity will not, and will not permit any of its subsidiaries to, issue, deliver or sell, pledge or register for issuance, delivery or sale, any shares of capital stock or other ownership interest in Telocity (other than issuances of Shares in respect of any exercise of options or warrants outstanding on the date of the Merger Agreement and identified in the Schedules attached thereto) or any of its subsidiaries, or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest, or convertible or exchangeable securities, or accelerate any right to convert or exchange or acquire any securities of Telocity or any of its subsidiaries for any such shares or ownership interest.

  (c) Telocity will not, and will not permit any of its subsidiaries to, (i) effect any stock split or conversion of any of its capital stock or otherwise change its capitalization as it existed on the date of the Merger Agreement, other than as set forth in the Merger Agreement; (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its subsidiaries or any securities convertible into or exercisable for any shares of its capital stock, other than as set forth in the Merger Agreement or (iii) declare or pay any dividends on or make other distributions in respect of any of its capital stock.

  (d) Telocity will not, and will not permit any of its subsidiaries to, (i) sell, lease or otherwise dispose of any of its assets or property (including capital stock of any of its subsidiaries and any tangible or intangible assets of Telocity or any of its subsidiaries), except in the ordinary course of business, or create or suffer to exist any encumbrance on any of its assets or properties; (ii) acquire by merger, purchase or any other manner, any business or entity or otherwise acquire any assets, except for purchases of inventory, supplies or capital expenditures in the ordinary course of business consistent with past practice and the acquisition on commercially reasonable terms of new customers from other DSL providers or (iii) fail to operate, maintain, repair or otherwise preserve its material assets and properties consistent with past practice.

  (e) Telocity will not (i) incur or assume any long-term or short-term debt;
      (ii) assume, endorse, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except wholly owned subsidiaries of Telocity or (iii) make or forgive any loans, advances or capital contributions to, or investments in, any other person.

  (f) (i) Telocity will not, and will not permit any of its subsidiaries to,
      (a) enter into any new employment, severance, consulting or salary continuation agreements with any newly hired employees other than in the ordinary course of business or enter into any of the foregoing with any existing officers, directors or employees of Telocity; (b) grant any increases in compensation or benefits to (including any severance arrangements, termination pay or stay bonus or other incentive arrangements), or forgive any indebtedness owed to Telocity by any officers, directors or employees of Telocity, except for regularly scheduled employee raises, in the ordinary course of business consistent with Telocity's past practices or raises or forgiveness of indebtedness that, in the case of executive officers, have been approved by the compensation committee of Telocity Board prior to the date of the Merger Agreement and disclosed to Hughes or (c) establish, adopt or amend in any material respect (including any increase or acceleration in the payment to or benefits under) or terminate any employee benefit plan, arrangement or policy which would be an employee benefit plan of Telocity if in existence as of the date of the Merger Agreement. The Telocity Board or any committee thereof shall not take any action to waive any provision of any stock option plan that would otherwise cause the options thereunder to be cancelled as of the Effective Time in accordance with their terms and without any further action by Telocity, the Telocity Board or any committee thereof.

    (ii) To the extent permitted by applicable law and the terms of Telocity's employee benefit plans, Telocity will, upon the request of Hughes, terminate and/or amend any of Telocity's employee benefit plans, effective immediately prior to the Effective Time.

    (iii) As soon as practicable after the date of the Merger Agreement, Telocity and Hughes shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements (and to terminate and/or amend Telocity's employee benefit plans immediately prior to the Effective Time if appropriate) with respect to employees of Telocity who will remain employees of the Surviving Corporation following the Effective Time.

    (iv) Telocity will use its reasonable best efforts to correct any and all operational defects with respect to any of Telocity's employee benefit plans that qualifies or is intended to qualify under
    Section 401(a) of the Code. Any contributions required to be made and any submission to the Internal Revenue Service under one of its correction programs will be made by Telocity as soon as commercially reasonable.

  (g) Telocity will not, and will not permit any of its subsidiaries to, make any material changes in the type or amount of insurance coverage or permit any material insurance policy naming Telocity or any subsidiary as a beneficiary or a loss payee to be canceled or terminated.

  (h) Telocity will not, except as may be required by law or generally acceptable accounting principles, change any material accounting principles or practices used by Telocity or its subsidiaries.

  (i) Telocity will not take any action to cause the Shares to cease to be traded on Nasdaq prior to the completion of the Offer or the Merger.

  (j) Telocity will not (i) enter into, amend or terminate any material agreement, except in the ordinary course of business consistent with past practice or (ii) enter into, terminate, fail to renew, or accelerate any license, distributorship, dealer, sales representative, joint venture, credit or other agreement if such action could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

  (k) Telocity will not (i) fail to comply with any applicable filing, payment and withholding obligation under all applicable federal, state, local or foreign laws relating to taxes or (ii) make any tax election, or settle or compromise any federal, state, local or foreign income tax liability.

  (l) Telocity will not pay, discharge, settle or satisfy any claims, liabilities or objections (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of the foregoing in the ordinary course of business consistent with past practice, or, if not in the ordinary course of business, the payment, discharge or satisfaction of the foregoing that, individually and in the aggregate, does not exceed $100,000.

  (m) Telocity will not adopt a plan of complete or partial dissolution or adopt resolutions providing for the complete or partial liquidation, dissolution, consolidation, merger, restructuring or recapitalization of Telocity.

  (n) Telocity will not, and will not permit any of its subsidiaries to, take any action that does, or could reasonably be expected to, result in any of the representations or warranties of Telocity set forth in the Merger Agreement becoming untrue in such respect as would cause a failure of the condition set forth in paragraph (c)(i) of Exhibit A to the Merger Agreement.

  (o) Telocity will not, and will not permit any of its subsidiaries to, agree in writing or otherwise to take any of the foregoing actions.

  Other Agreements of Hughes, the Purchaser and Telocity.

   Stockholder Approval; Proxy Statement. In the Merger Agreement, the parties agree that, if necessary, Telocity, through the Telocity Board, will call a meeting of the stockholders for the purpose of voting upon the Merger, will hold such meeting as soon as practicable following the purchase of Shares pursuant to the Offer and, unless the Telocity Board approves or recommends, or enters into an agreement with respect to, a Superior Proposal, will recommend to its stockholders the approval of the Merger Agreement and the other transactions contemplated thereby, including the Merger, except to the extent that the Telocity Board determines in good faith (after consultation with outside counsel) that to do so would create a material risk of a breach by the Telocity Board of its fiduciary duties to Telocity's stockholders. Telocity must use reasonable efforts to obtain the necessary approvals by its stockholders for the Merger and take all other actions reasonably requested by Hughes to secure the vote of stockholders for approval of the Merger, the Merger Agreement and the other transactions contemplated thereby. At any such meeting, all of the Shares then owned by Hughes, the Purchaser and by any of Hughes' other subsidiaries or affiliates will be voted in favor of the Merger and the Merger Agreement. Notwithstanding the foregoing, in the event that the Purchaser, or any other direct or indirect subsidiary of Hughes, acquires at least 90% of the outstanding Shares, Telocity, the Purchaser and Hughes will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable, and in any event within five business days after expiration of the Offer, in accordance with Section 253 of the DGCL.

   Insurance; Indemnity. Subject to the last sentence of this paragraph, from and after the Effective Time, the Surviving Corporation has agreed in the Merger Agreement to indemnify and hold harmless, to the fullest extent permitted under the applicable law, each person who is, or has been at any time prior to December 21, 2000 or who becomes prior to the Effective Time, an officer, director or similar person of Telocity or any subsidiary of Telocity against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claims, actions, suits, proceedings, arbitrations, investigations or audits arising before or after the Effective Time out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to the Effective Time. The parties agreed that Hughes shall have no obligations described in this paragraph, unless and until the Surviving Corporation is unable to satisfy its indemnification obligations under the Merger Agreement. Hughes has also agreed in the Merger Agreement to cause the Surviving Corporation to maintain in effect for six years after the Merger the directors and officers insurance policy in effect as of the date of the Merger Agreement covering those persons covered by such policy as of the date of the Merger Agreement, provided that if such insurance is not obtainable at an annual cost per covered year not in excess of 150% of the annual premium paid by Telocity for the policy, then Hughes will cause the Surviving Corporation to purchase policies providing as much coverage as can be obtained by paying such amount. The provisions of this paragraph are intended for the benefit of and shall be enforceable by each person who was as of December 21, 2000 or had been at any time prior to such date, or who becomes prior to the Effective Time, an officer, director or similar person of Telocity or any of its subsidiaries.

   No Solicitation. Unless and until the Merger Agreement has been terminated pursuant to and in compliance with its terms, the Merger Agreement provides that neither Telocity nor any of its subsidiaries will (whether directly or indirectly through advisors, agents or other intermediaries), nor will Telocity or any of its subsidiaries authorize or permit any of its or their officers, directors, agents, employees, representatives or advisors to:

   (i) solicit, initiate, knowingly encourage (including by way of furnishing information) or take any action to facilitate the submission of any inquiries, proposals or offers (whether or not in writing) from any person (other than Hughes, the Purchaser and their respective affiliates) relating to, other than the transactions contemplated by the Merger Agreement,

     (A) any acquisition or purchase of any of the assets of Telocity and its subsidiaries or any class of equity securities of Telocity or any of its subsidiaries, except as required by the terms of the Merger Agreement,

     (B) any tender offer (including a self tender offer) or exchange offer,

     (C) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving Telocity or any of its subsidiaries, or

     (D) any other transaction the consummation of which would or would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which would or would reasonably be expected to materially dilute the benefits to Hughes or the Purchaser of the transactions contemplated by the Merger Agreement (collectively, "Acquisition Proposals"), or agree to or endorse any Acquisition Proposal,

   (ii) enter into or execute any agreement with respect to any of the foregoing, or

   (iii) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets in connection with the foregoing, or otherwise cooperate in any way with, or participate in or knowingly assist, facilitate, or encourage, any effort or attempt by any other person (other than any of Hughes, the Purchaser or their respective affiliates) to do or seek any of the foregoing.

   However, nothing contained in the Merger Agreement shall prohibit Telocity
(i) from complying with Rule 14e-2 and Rule 14d-9 under the Exchange Act with regard to a bona fide tender offer or exchange offer; (ii) from making such disclosure to Telocity's stockholders or otherwise if the Telocity Board concludes in good faith, after consultation with its outside legal counsel, that such disclosure is necessary under applicable law or the failure to make such disclosure would be inconsistent with its fiduciary duties to Telocity's stockholders under applicable law or (iii) from participating in negotiations or discussions with or furnishing information to any person in connection with an Acquisition Proposal not solicited after December 21, 2000, in breach of the foregoing paragraph above and which is submitted in writing by such person to the Telocity Board after the date of the Merger Agreement; provided, however, that (x) prior to participating in any such discussions or negotiations or furnishing any information, Telocity receives from such person an executed confidentiality agreement on terms not less favorable to Telocity than the letter agreements dated July 28, 2000 and December 4, 2000 and (y) the Telocity Board shall have concluded in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal (as defined below) and, after consultation with its outside legal counsel, that failure to participate in such negotiations or discussions or furnishing such information would be inconsistent with its fiduciary duties to the stockholders of Telocity under applicable law. Telocity shall notify Hughes immediately if any Acquisition Proposal or inquiries regarding a potential Acquisition Proposal are received by, any information with respect to an Acquisition Proposal or a potential acquisition proposal is requested from, or any discussions or negotiations with respect to an Acquisition Proposal or a potential Acquisition Proposal are sought to be initiated or continued with, it or any of its representatives indicating, in connection with such notice, the name of the person or entity involved and a copy of any such Acquisition Proposal and thereafter shall keep Hughes informed, on a current basis, of the status and terms of any such inquiries of Acquisition Proposals and the status of any such negotiations or discussions. Telocity shall promptly furnish Hughes with copies of any written information (and advise it orally of any non-written information) provided to or by any person relating to an Acquisition Proposal to the extent such information has not previously been provided to Hughes.

   "Superior Proposal" is defined as any of the transactions described in clause (A), (B) or (C) of the definition of Acquisition Proposal (with all of the percentages included in the definition of such term raised to 51% for purposes of the definition) with respect to which the Telocity Board shall have concluded in good faith, after consultation with its outside legal counsel and financial advisors, (i) is reasonably likely to be completed, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal, and the person making the proposal, (ii) if consummated, would result in a transaction more favorable to the Telocity's stockholders from a financial point of view than the transactions contemplated by the Merger Agreement (taking into account any and all modifications proposed by Hughes) and (iii) is fully financed (or, based on a good faith determination of the Telocity Board, is readily financeable).

   However, prior to the purchase of Shares pursuant to the Offer, in the event that the Telocity Board (by a majority vote of all of its members) determines in good faith that it has received a Superior Proposal and determines in good faith that taking the following actions would be inconsistent with its fiduciary duties to Telocity under applicable law, Telocity and the Telocity Board may (i) withdraw, modify or change the Telocity Board's approval or recommendation of the Merger Agreement, the Offer or the Merger, (ii) approve or recommend such Superior Proposal to Telocity's stockholders, (iii) terminate the Merger Agreement in accordance with its terms and pay the Break-Up Fee (as hereinafter defined) and (iv) publicly announce the Telocity Board's intention to do any or all of the foregoing.

   The Merger Agreement requires Telocity to cease and cause its advisors, agents and other intermediaries to cease any and all activities, discussions or negotiations with any parties conducted prior to December 21, 2000 with respect to any Acquisition Proposal, and shall use commercially reasonable efforts to cause any such parties in possession of confidential information about Telocity that was furnished by or on behalf of Telocity to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party. Telocity has agreed not to release any third party from, or waive any confidentiality provisions of, any confidentiality agreement to which the Company is a party.

   Interim Financing. Under the terms of the Merger Agreement, Hughes has agreed to provide Telocity with up to $20,000,000 in unsecured interim financing. For the description of the terms of the interim financing, please see "Convertible Subordinated Note".

   Rescission Offers. Prior to Telocity's initial public offering, Telocity's stock option plans permitted employees to exercise their Options by issuing Telocity a full recourse promissory note, secured by the stock obtained upon exercise. Such action allowed Telocity employees to receive favorable tax treatment in connection with their Options. Due to the decline in share price of the Company's stock in recent months, in

December of 2000 the principal amounts of many outstanding promissory notes were greater than the value of the respective Shares securing such promissory notes. Pursuant to the Merger Agreement, Telocity agreed to make an offer to each stockholder of Telocity identified in the Schedules to the Merger Agreement that issued a promissory note to Telocity at any time during December 1999 or all of 2000 for the purchase price of Shares in connection with the early exercise of such stockholder's Options (the "1999 Promissory Notes" and the "2000 Promissory Notes" respectively, and collectively, the "Promissory Notes") to rescind the transaction in which such Promissory Notes were issued. As of December 21, 2000, the date of the Merger Agreement, the aggregate outstanding principal amount of the Promissory Notes was $12,804,540. As of January 29, 2001, the Company has entered into Option Exercise and Rescission Agreements (the "Rescission Agreement") with 76 people representing all of the outstanding aggregate principal amount under the Promissory Notes. As a result, 100% of the aggregate outstanding principal amount of the Promissory Notes have been cancelled, the Shares purchased with the proceeds of the Promissory Notes have been cancelled and returned to Telocity and the applicable Options have been reinstated, thereby rescinding the transactions in which such Promissory Notes were issued. Any Options that remain outstanding at the time the Purchaser accepts tendered Shares for payment will terminate pursuant their terms. Concurrently with each such Rescission Agreement, each such stockholder has entered into a Mutual Release Agreement (the "Mutual Release") with the Company pursuant to which the maker of each Promissory Note and the Company have each agreed to release and discharge any and all claims that they may have against the other.

   Conditions to the Merger. The respective obligation of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

  . The Purchaser having accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn;

  . The Merger Agreement will have been adopted by the affirmative vote of the holders of the requisite number of shares of capital stock of Telocity if such vote is required pursuant to Telocity's certificate of incorporation, the DGCL or other applicable law; provided, however, that neither Hughes nor the Purchaser may invoke this condition if either of them or any of their respective affiliates shall have failed to vote the Shares held by it in favor of the Merger Agreement and Telocity may not invoke this condition if Telocity has failed to fulfill its obligations with respect to obtaining Telocity's stockholder approval;

  . All necessary waiting periods under the HSR Act that are applicable to the Merger shall have expired or been earlier terminated, and all other necessary approvals from any other governmental entity that are applicable to the Merger shall have been obtained, except for such approvals the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect; and

  . No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition, preventing, restraining or restricting the consummation of the Merger being in effect; provided, however, that the party invoking this condition must use its commercially reasonable efforts to have any such order, injunction or restraint vacated.

   Termination. The Merger Agreement provides that it may be terminated and the Merger abandoned at any time prior to the Effective Time, before or after the adoption of the Merger Agreement by the stockholders of Telocity under the following circumstances:

   (a) By mutual written consent of Telocity and Hughes, by action of their respective board of directors.

   (b) By Hughes or Telocity:

    (i) if the Effective Time does not occur on or before the date that is eight months from the date of the Merger Agreement (provided that this right to terminate the Merger Agreement is not available to any party whose failure to fulfill any obligation under the Merger Agreement or whose breach of any representation or warranty set forth in the Merger Agreement was the cause of or resulted in the failure of the Effective Time to occur on or before such date);

    (ii) if, upon a vote at the stockholder meeting, or any adjournment thereof, the adoption of the Merger Agreement by the stockholders of Telocity required by the DGCL has not been obtained (provided that this right to terminate the Merger Agreement is not available to Hughes, if Hughes, the Purchaser or any of their affiliates failed to vote the Shares held by them in favor of adoption of the Merger Agreement, and is not available to Telocity, if Telocity failed to fulfill its obligations under the Merger Agreement relating to obtaining stockholder approval and the related proxy statement);

    (iii) if there is any statute, law, rule or regulation that makes consummation of the Offer or the Merger illegal or prohibited or if any court of competent jurisdiction or other governmental entity has issued an order, judgment, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, judgment, decree, ruling or other action has become final and non-appealable; or

    (iv) if the Offer terminates or expires on account of the failure of any condition specified in Exhibit A of the Merger Agreement without the Purchaser having purchased any Shares pursuant to the Offer (provided that this right to terminate the Merger Agreement is not available to any party whose failure to fulfill any obligation under the Merger Agreement was the cause of or resulted in the failure of the condition).

   (c) By Telocity, upon a material breach of any covenant or agreement on the part of Hughes or the Purchaser set forth in the Merger Agreement, or if the representations or warranties of Hughes set forth in the Merger Agreement are or become untrue, such that the condition set forth in paragraph (c)(i) of Exhibit A to the Merger Agreement would not be satisfied; provided, however, that if such breach of the representations or warranties by Hughes or the Purchaser is reasonably capable of being cured by Hughes or the Purchaser, as the case may be, and has not been cured within ten business days after Telocity has furnished Hughes with written notice of such breach of the representations or warranties by Hughes, through the exercise of best efforts, so long as Hughes and the Purchaser, as the case may be, continue to exercise such best efforts, Telocity may not terminate the Merger Agreement pursuant to this right to terminate the Merger Agreement prior to the expiration of such ten business day period.

   (d) By Telocity, if (i) Hughes or the Purchaser shall have failed to commence the Offer by February 1, 2001, (ii) Hughes or the Purchaser (or Purchaser's assignee) shall have failed to comply with its payment obligations under the Merger Agreement with respect to Shares accepted for payment pursuant to the Offer; provided, however, that the breach of any representation or warranty by Telocity or the failure of Telocity to fulfill any obligation under the Merger Agreement has not been the cause of, or resulted in, the failure to purchase such Shares pursuant to the Offer, or
(iii) any change to the Offer is made in contravention of the provisions of
Article 1 of the Merger Agreement.

   (e) By Telocity, if Telocity approves and enters into an agreement providing for Telocity to engage in a Superior Proposal, provided, however, that the right to terminate the Merger Agreement pursuant to this paragraph is not available unless (i) Telocity has complied with the "no solicitation" provisions of the Merger Agreement, including the notice provisions therein,
(ii) Telocity has delivered to Hughes a written notice of Telocity's intent to enter into an agreement to effect a Superior Proposal, (iii) five business days have elapsed following delivery to Hughes of such written notice by Telocity, (iv) during such five business day period Telocity has reasonably cooperated with Hughes, including informing Hughes of the terms and conditions of the Acquisition Proposal and identifying the person making the Acquisition Proposal, with the intent of enabling Hughes to make a matching offer so that the transactions contemplated hereby may be effected, (v) at the end of such five business day period the Telocity Board continues reasonably to believe that the Acquisition Proposal constitutes a Superior Proposal; provided, further, however, that no termination will be effective pursuant to this paragraph unless concurrently with such termination, a "Break-Up Fee" (as described below) is paid in full by Telocity in accordance with the terms of the Merger Agreement.

   (f) By Hughes, prior to the consummation of the Offer, if (i) the Board of Directors of Telocity (or any committee thereof) withdraws, amends, or modifies, its approval of the Merger Agreement and the transactions contemplated thereby, or its recommendation that the holders of the Shares accept the Offer and tender all of their Shares to the Purchaser and approve the Merger Agreement and the transactions contemplated thereby (or, in each case, publicly announces its intention to do so) in a manner adverse to Hughes or the Purchaser, (ii) Telocity approves, recommends or enters into an agreement with respect to, or consummates an Acquisition Proposal, or (iii) Telocity fails, as promptly as practicable, to mail the Schedule 14D-9 to its stockholders (provided that the failure of Hughes or the Purchaser to fulfill any of their material obligations under the Merger Agreement shall not have been the cause of, or resulted in, the failure by Telocity to mail the
Schedule 14D-9) or failed to include in such Schedule 14D-9 the recommendations described in the Merger Agreement.

   (g) By Hughes, if any of the conditions set forth in Exhibit A to the Merger Agreement shall have become forever incapable of fulfillment and shall not have been waived by all applicable parties.

   (h) By Hughes, upon a material breach of any covenant or agreement on the part of Telocity set forth in the Merger Agreement, or if the representations or warranties of Telocity set forth in the Merger Agreement are or have become untrue such that the condition set forth in paragraph (c)(1) of Exhibit A to the Merger Agreement would not be satisfied; provided, however, that, if such breach of the representations or warranties by Telocity is reasonably capable of being cured by Telocity and has not been cured within ten business days after Hughes has furnished Telocity with written notice of such breach of the representations or warranties by Telocity, through the exercise of best efforts, so long as Telocity continues to exercise such best efforts, Hughes may not terminate the Merger Agreement pursuant to this right to terminate the Merger Agreement prior to the expiration of such ten business day period.
   (i) By Hughes, if the Tender Agreement shall not be in full force and effect or any Significant Stockholders shall have breached in any material respect any representation, warranty or covenant contained in the Tender Agreement, as applicable.

   Termination Fee and Expenses. Telocity has agreed to pay Hughes a break-up fee of $6,100,000 (the "Break-Up Fee") in the event that the Merger Agreement is terminated by Telocity pursuant to clause (e) above or by Hughes pursuant to clause (f) above.

   Additionally, pursuant to the Merger Agreement, if all of the following events have occurred:

     (i) an Acquisition Proposal is commenced, publicly disclosed, publicly proposed or otherwise communicated to Telocity at any time on or after the date of the Merger Agreement and prior to the consummation of the Offer and either Hughes or Telocity terminates the Merger Agreement pursuant to clause (b)(i) or (b)(iv) above; and

     (ii) thereafter, within 12 months of the date of termination of the Merger Agreement, Telocity enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal described in clause (i) immediately above (or any other Acquisition Proposal whether or not described in clause (i) immediately above if the Acquisition Proposal is made by any person (or affiliate thereof) who made any Acquisition Proposal described in clause (i) immediately above), then Telocity shall pay to Hughes an amount equal to the Break-Up Fee plus Expenses (as defined below) concurrently with the execution of the relevant definitive agreement.

   The parties also agreed that if the Merger Agreement is terminated by Hughes or Telocity pursuant to clause (e) or (f) above, respectively, Telocity shall (provided that neither Hughes nor the Purchaser is then in material breach of any of its obligations under the Merger Agreement) reimburse Hughes up to a maximum of $2,000,000 for all reasonable out-of-pocket expenses and fees incurred by Hughes in connection with its negotiation, execution, delivery and performance of the Merger Agreement.

  The Tender Agreement

   Prior to the execution of the Merger Agreement, the Purchaser and Hughes entered into the Tender Agreement with the Significant Stockholders. The Significant Stockholders own an aggregate of 55,159,207 Shares. Pursuant to the Tender Agreement, each Significant Stockholder has agreed to tender and sell all Shares owned by it to the Purchaser pursuant to and in accordance with the terms of the Offer and to exercise its stock options with an exercise price equal to or less than $2.15 prior to the completion of the Offer.

   During the term of the Tender Agreement, no Significant Stockholder shall
(a) sell, transfer, pledge, encumber, assign or otherwise dispose of or enter into any contract, option or other arrangement or understanding with respect to the transfer by such Stockholder of, any of the Shares or offer any interest in any Shares thereof to any person other than pursuant to the terms of the Offer, the Merger or the Tender Agreement, (b) enter into any voting arrangement or understanding, whether by proxy, power of attorney, voting agreement, voting trust or otherwise with respect to the Shares, or (c) take any action that would make any representation or warranty of such Significant Stockholder contained in the Tender Agreement untrue or incorrect in any material respect or have the effect of preventing or disabling such Significant Stockholder from performing his or its obligations under the Tender Agreement.

   During the term of the Tender Agreement, each Significant Stockholder agrees not to and agrees not to authorize, permit or cause any of its directors, officers, employees, agents, representatives and advisors to directly or indirectly (except as permitted by the Merger Agreement), (a) solicit, initiate, knowingly encourage (including by way of furnishing information) or take action to facilitate the submission of any inquiries, proposals or offers (whether or not in writing) from any person relating to an Acquisition Proposal or (b) enter into or participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any other person any information with respect to Telocity's business, properties or assets in connection with an Acquisition Proposal, or otherwise cooperate in any way with, or participate in or knowingly assist, facilitate or encourage any effort or attempt by any other person to do or seek any of the foregoing. If a Significant Stockholder receives any Acquisition Proposal, such Significant Stockholder agrees to immediately notify Hughes of that inquiry or proposal and the details thereof.

   During the term of the Tender Agreement, each Significant Stockholder agrees to vote each of his or its Shares at any meeting of the stockholders of Telocity, however called, (a) in favor of the Merger and the Merger Agreement and the transactions contemplated thereby, and (b) against any action or agreement (other than the Merger and the other transactions contemplated by the Merger Agreement) that would impede, interfere with, delay, postpone or attempt to discourage the Merger, the Offer or the other transactions contemplated by the Merger Agreement and the Tender Agreement, including, but not limited to: (i) any Acquisition Proposal; (ii) any action that is likely to result in a breach in any respect of any representation, warranty, covenant or any other obligation or agreement of Telocity under the Merger Agreement or result in any of the conditions of the Offer not being fulfilled; (iii) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Telocity or its subsidiaries; (iv) a sale, lease or transfer of a material amount of assets of Telocity or one of its subsidiaries, or a reorganization, recapitalization, dissolution, winding up or liquidation of Telocity or its subsidiaries; (v) any change in the management or Board of Telocity, except as otherwise agreed to in writing by Hughes; (vi) any material change in the present capitalization or dividend policy of Telocity; or (vii) any other material change in Telocity's corporate structure, business, certificate of incorporation or by-laws.

   The Tender Agreement will terminate on the earlier of (a) 60 days after the date on which the Merger Agreement is terminated in accordance with its terms, and (b) the Effective Time.

   Confidentiality and Exclusivity Agreement

   The Confidentiality and Exclusivity Agreement, dated December 4, 2000, contains customary provisions pursuant to which, among other matters, Hughes and Telocity agreed to keep confidential all confidential information concerning Telocity or Hughes, respectively, furnished to each party by the other, to use such material solely in connection with evaluating or consummating an acquisition of Telocity by Hughes, and, except with the prior written consent of the other party, not to disclose the fact that discussions or negotiations have or are taking place concerning a possible transaction involving Telocity or the status thereof.

   In consideration of the substantial investment of time and resources that Hughes has made in order to evaluate and consummate an acquisition of Telocity by Hughes, Telocity agreed that, unless negotiations between Hughes and Telocity were previously terminated by Hughes or by mutual agreement, neither Telocity nor any of its officers, employees, directors, stockholders, affiliates, representatives or agents would, directly or indirectly, (a) discuss or negotiate with any other person, or agree to, a sale of any or all of the capital stock of (or other direct or indirect equity interest in) Telocity or any comparable transaction (including without limitation, any merger, consolidation, recapitalization, reorganization or other form of extraordinary business transaction involving Telocity), (b) discuss or negotiate with any other person, or agree to, a sale or other disposition (by license or otherwise) of all or of any substantial portion of the business or assets of Telocity or (c) solicit or initiate any discussions, proposals or offers with respect to, provide any information to any other person in connection with, or otherwise encourage or facilitate, any such prospective transaction; provided that Telocity may engage in discussions or negotiations
(x) with NBC and/or NBCi pursuant to their rights of first negotiation and (y) regarding the sale of Telocity's gateway business division with any person or persons with which Telocity was currently in discussion or negotiations.

   Except with the prior written consent of Telocity Board, Hughes also agreed that, for six months after the date of the Confidentiality and Exclusivity Agreement, neither Hughes nor any of its wholly owned subsidiaries would:

     (i) acquire or agree to acquire, directly or indirectly, by purchase or otherwise any voting securities or direct or indirect rights to acquire any voting securities of Telocity or any subsidiary thereof, or of any successor corporation;

     (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are defined in the Rules promulgated by the SEC) to vote, or seek to advise or influence any person or entity with respect to voting of any, any voting securities of Telocity;

     (iii) make any public announcement with respect to, or make a public offer of, any extraordinary transaction involving Telocity or its securities or assets;

     (iv) form, join or in any way participate in a "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any of the foregoing; or

     (v) request Telocity or any of its representatives to amend or waive any of the provisions set forth in (i) through (iv) above.

  Convertible Subordinated Note

   Hughes has agreed to provide Telocity with up to $20,000,000 in unsecured interim financing pursuant to a convertible subordinated unsecured note (the "Note") with an annual interest rate of 8%. The following is a summary of the material provisions of the Note. A copy of the Note is filed as an exhibit to the Schedule TO and is incorporated herein by reference. Beginning on February 1, 2001, Telocity may borrow all or a portion of such amount for working capital purposes on the terms and conditions set forth in the Note. The Note will mature on January 31, 2004, unless earlier terminated pursuant to its terms. Upon the occurrence of certain events of default, each of which are set forth in the Note, Hughes may accelerate payment of the outstanding principal and accrued interest under the Note. In addition, if the Merger Agreement is terminated and a Break-Up Fee (as described above) is due and payable, then all of the outstanding principal amount and all accrued and unpaid interest under the Note shall become immediately due and payable in full, and such payment obligation will not be subject to the subordination provisions of the Note summarized below. At any time, Hughes may elect to convert all or any part of the outstanding principal amount under the Note into such number of Shares as determined by dividing the principal amount being converted by $2.15, subject to adjustments. Except as set forth above, all outstanding principal, accrued interest and other amounts due to Hughes under the Note are subordinated in right of payment to the prior payment of certain obligations of Telocity for borrowed money, capitalized lease obligations of Telocity and certain other indebtedness of Telocity.

   Agreements with Executive Officers and Directors of Telocity

   As discussed above, as part of the Merger Agreement, Telocity agreed to rescind the Promissory Notes. The following director and each of the following executive officers of Telocity entered into a Rescission Agreement and a Mutual Release with Telocity providing for the rescission of his or her early Option exercise and Promissory Note, the cancellation and re-conveyance of his or her Promissory Note and the tender to Telocity of the Shares issued upon the exercise of his or her Option:

                                                                     Principal
                                                   Option            Amount of
                                                  Exercise  Shares      Note
Name & Title                                       Price   Rescinded Rescinded
------------                                      -------- --------- ----------
Kevin Grundy.....................................  $ 9.00   150,000  $1,350,000
 Senior Vice President,
 Engineering
Thomas Obenhuber.................................  $ 9.00   150,000  $1,350,000
 Senior Vice President,
 Corporate Development
Edward Hayes.....................................  $ 3.00   370,000  $1,110,000
 Executive Vice President and
 Chief Financial Officer
David Wilson.....................................  $ 9.00   100,000  $  900,000
 Vice President,
 Financial Services
Scott Martin.....................................  $ 3.00   245,000  $  735,000
 Executive Vice President,
 Chief Administrative Officer and
 Corporate Secretary
Randall Strahan..................................  $12.00    50,000  $  600,000
 Director
Vicki Foshee.....................................  $ 3.00    85,000  $  255,000
 Senior Vice President,
 Service Delivery and Support

 Effect of Acceleration of Options

   Under the terms of the Merger Agreement, Hughes, the Purchaser and Telocity agreed to confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements with respect to Telocity's employees as soon as practicable after the Merger Agreement was signed. After evaluating the terms of Telocity's stock option plans, on January 26, 2001, representatives of Hughes' and Telocity's management discussed the treatment of Telocity's unvested stock options and the Shares of stock obtained upon the early exercise of options. During these discussions, Hughes advised Telocity that it would neither assume nor substitute Telocity's outstanding stock options and proposed that as a result of the effect of such termination on employee morale that all unvested stock options and Shares of stock obtained upon the early exercise of options be accelerated under the plans. On January 28, 2001, after receiving advice from the Company's outside legal counsel and independent accountants, the Compensation Committee executed a unanimous written consent authorizing the amendment of option agreements evidencing all outstanding options and governing all outstanding shares of stock obtained upon early exercise of options to provide for full vesting of all unvested shares and to provide a net exercise mechanism for all outstanding options. Such acceleration is conditioned on the consummation of the Offer. As a result of this acceleration, Shares and options to purchase Shares held by the following directors and executive officers which otherwise would not vest upon a change of control will vest contingent on the consummation of the Offer:

                                              Number of
                                              Unvested  Exercise     Value
     Name                                     Shares(1) Price(2)   Realized
     ----                                     --------- -------- -------------
     Patti Hart.............................  1,814,779 $ 0.35   $3,266,602.20
       President and Chief Executive Officer    200,000 $ 5.56             --
     Randall Strahan........................     25,000 $12.00             --
       Director                                  41,667 $ 3.2812           --
                                                 20,000 $ 5.38             --
     Ned Hayes..............................    231,459 $ 3.00             --
       Executive Vice President and              18,750 $12.00             --
       Chief Financial Officer                  160,000 $ 5.5625           --
                                                125,000 $ 3.28             --
     Scott Martin...........................    168,437 $ 3.00             --
       Executive Vice President, Chief           25,000 $ 5.5625           --
       Administrative Officer and Corporate
       Secretary
     David Finley...........................    500,000 $ 4.50             --
       Chief Operating Officer                  125,000 $ 3.2812           --
     Regina Wiedemann.......................    150,000 $ 1.50   $   97,500.00
       Senior Vice President, Business
       Development                               40,000 $ 5.5625           --
     Jim Morrissey..........................    499,999 $ 0.75   $  699,998.60
       Executive Vice President and Chief
       Marketing Officer
     Thomas Obenhuber.......................     50,000 $ 0.0005 $  107,475.00
       Senior Vice President, Corporate          46,647 $ 0.005  $  100,057.15
       Development                              106,250 $ 9.00             --
     Kevin Grundy...........................    106,250 $ 9.00             --
       Senior Vice President, Engineering        66,667 $ 0.005  $  143,000.72
     Robert Sandor..........................    130,000 $ 4.9375           --
       Senior Vice President, Operations
     Vicki Foshee...........................     60,379 $ 3.00             --
       Senior Vice President, Service
        Delivery and                            100,000 $ 5.50             --
       Support
     David Wilson...........................     70,833 $ 9.00             --
       Vice President, Financial Services        69,000 $ 5.375            --
                                                 83,333 $ 3.2812           --

--------
(1) Unvested Share totals are as of April 2, 2001, the initial expiration date of the Offer.

(2) Despite the acceleration of these options, we expect that options with an exercise price above $2.15 per share (the price per share to be paid by the Purchaser in the Offer) will not be exercised by the foregoing executive officers and directors because the exercise price is in excess of the offer price. If unexercised, these options will terminate and be of no further effect upon consummation of the Offer.

12. Purpose of the Offer; Plans for Telocity.

   Purpose of the Offer. The purpose of the Offer is to acquire control of, and the entire equity interest in, Telocity. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, Hughes and the Purchaser intend to consummate the Merger as promptly as practicable.

   The Telocity Board has approved the Merger and the Merger Agreement. Depending upon the number of Shares purchased by the Purchaser pursuant to the Offer, the Telocity Board may be required to submit the Merger Agreement to Telocity's stockholders for approval at a stockholder's meeting convened for that purpose in accordance with the DGCL. If stockholder approval is required, the Merger Agreement must be approved by a majority of the outstanding Shares entitled to vote at such meeting.

   If the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to approve the Merger Agreement at the Telocity stockholders' meeting without the affirmative vote of any other stockholder. If the Purchaser acquires at least 90% of the then outstanding Shares pursuant to the Offer or as a result of the exercise of the Top-Up Option, the Merger may be consummated without a stockholder meeting and without the approval of Telocity's stockholders. The Merger Agreement provides that the Purchaser will be merged into Telocity, that the certificate of incorporation of Telocity in effect immediately prior to the Effective Time shall be amended to read in its entirety as the certificate of incorporation of the Purchaser in effect immediately prior to the Effective Time and such amended certificate will be the certificate of incorporation of the Surviving Corporation. The Merger Agreement further provides that the bylaws of Telocity in effect immediately prior to the Effective Time shall be amended to read in their entirety as the bylaws of the Purchaser as in effect immediately prior to the Effective Time and such amended bylaws will be the bylaws the Surviving Corporation. In addition, at the Effective Time, the sole director of the Purchaser shall become the sole director of the Surviving Corporation, while the officers of Telocity shall continue as the officers of the Surviving Corporation.

   Section 203 of the DGCL. Section 203 of the DGCL prevents certain "business combinations" with an "interested stockholder" (generally, any person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an interested stockholder unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such. The Telocity Board has approved the Offer, the Merger, the Merger Agreement and the Tender Agreement and the transactions contemplated thereby for the purposes of Section 203 of the DGCL.

   Plans for Telocity After the Offer. If, following consummation of the Offer or, if necessary, the exercise of the Top-Up Option, the Purchaser owns 90% or more of the outstanding Shares, the Purchaser intends to consummate the Merger as a "short form" merger pursuant to Section 253 of the DGCL. Under such circumstances, neither the approval of any holder of Shares, other than the Purchaser, or of the Telocity Board, would be required. Assuming all outstanding options and warrants that have an exercise price lower than the Offer Price are exercised, upon the tender of Shares owned by the Significant Stockholders, the Purchaser will need to acquire an additional 19,157,633 Shares pursuant to the Offer to reach the 90% ownership level necessary to effect such a "short-form" merger.

   Following consummation of the Offer and upon the satisfaction of the Minimum Condition, the Purchaser will have, and intends to exercise, the power as a majority stockholder of Telocity to take such steps as are necessary to assure that designees of Hughes or the Purchaser constitute a majority or more of the directors on the Telocity Board, including the designation of new directors to the Telocity Board, and thus to indirectly seek to effect the Merger. Pursuant to the terms of the Merger Agreement, the Purchaser is entitled (and the Purchaser intends to exercise such entitlement), promptly upon the acceptance for payment of, and payment by the Purchaser, in accordance with the Offer, for Shares pursuant to the Offer, and from time to time thereafter as Shares are acquired by the Purchaser, to designate a certain number of directors to the Telocity Board. See Section 11. After completion or termination of the Offer, the Purchaser reserves the right, but has no current intention, to acquire or sell Shares in open market or negotiated transactions.

   The Purchaser is not offering to acquire outstanding Options or Warrants in the Offer. Pursuant to the Merger Agreement, all Warrants will be canceled in exchange for the payment of the excess, if any, of the Offer Price over the exercise price for such Warrants, less applicable taxes required to be withheld. Each Option that remains unexercised at the time Purchaser accepts Shares for payment in the Offer will be terminated pursuant to its terms.

   Once the Offer is consummated, if permitted by Nasdaq and the Exchange Act, it is the intention of Hughes and the Purchaser to seek to cause Telocity to file applications to withdraw the Shares from listing on Nasdaq and to terminate the registration of the Shares under the Exchange Act.

   Following the Merger, Telocity, as the Surviving Corporation, will be a wholly owned subsidiary of Hughes. Hughes intends to evaluate the terms of the employment agreements of the executive officers of Telocity after consummation of the Merger, and may amend or alter the terms of such executive officers' employment agreements to reflect the change in ownership of Telocity. In addition, following completion of the Merger, Telocity employees (including its executive officers) will become eligible to be awarded options for shares of the Class H Common Stock, $0.01 par value, of General Motors Corporation (NYSE: GMH), subject to the terms and conditions of the Hughes Electronics Corporation Incentive Plan.

   Except as otherwise described in this Offer to Purchase, the Purchaser has no current plans or proposals which relate to or would result in: (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Telocity; (b) a sale or transfer of a material amount of assets of Telocity; (c) any change in the Telocity Board or management of Telocity, including but not limited to, any plan or proposal to change the number or term of directors, to fill any existing vacancy on the Telocity Board or change any material term of the employment contract of any executive officer; (d) any material change in the present dividend rate or policy or indebtedness or capitalization of Telocity; or (e) any other material change in the Telocity's corporate structure or business.

13. Certain Effects of the Offer.

   Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

   Stock Quotation. The Shares are listed on Nasdaq. According to the published guidelines of Nasdaq, the Shares might no longer be eligible for listing on Nasdaq if, among other things, either (i) the number of Shares publicly held is less than 750,000, there are fewer than 400 holders of round lots, the aggregate market value of publicly held shares is less than $5,000,000, the net tangible assets of Telocity are less than $4,000,000 and there are fewer than two registered and active marketmakers for the Shares, or
(ii) the number of Shares publicly held is less than 1,100,000, there are fewer than 400 holders of round lots, the aggregate market value of publicly held Shares is less than $15,000,000, there are fewer than four registered and active marketmakers and either (x) Telocity's market capitalization is less than $50,000,000 or (y) the total assets and total revenue of Telocity for the most recently completed fiscal year or two of the three most recently completed fiscal years are less than $50,000,000. Shares held directly or indirectly by directors or officers of Telocity or beneficial owners of more than 10% of the Shares are not considered as being publicly held for purposes of determining compliance with these criteria.

   If the Shares cease to be listed on Nasdaq, the market for the Shares could be adversely affected. It is possible that the Shares would be traded on other securities exchanges (with trades published by such exchanges), the Nasdaq SmallCap Market, the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

   Margin Regulations. The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

   Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Telocity to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Telocity to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Telocity, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Telocity and persons holding "restricted securities" of Telocity to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for trading on Nasdaq. Hughes and the Purchaser currently intend to seek to cause Telocity to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

14. Dividends and Distributions.

   As discussed in Section 11, the Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written approval of the Purchaser, Telocity will not authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock.

15. Certain Conditions of the Offer.

   Notwithstanding any other term of the Merger Agreement, the Purchaser is not required to accept for payment, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) of the Exchange Act, or pay for any Shares not previously accepted for payment or paid for and may terminate or amend the Offer as to those Shares unless (i) the Minimum Condition is satisfied and (ii) any waiting period under the HSR Act has expired or terminated. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser is not required to accept for payment or, subject to the preceding conditions, to pay for any Shares not previously accepted for payment or paid for, and may terminate or amend the Offer if at any time on or after the date of the Merger Agreement and prior to the expiration of the Offer, any of the following conditions shall exist or shall occur and remain in effect:

     (a) Any United States or state or local judicial, legislative, executive, administrative or regulatory body or authority or any court, arbitration, board or tribunal ("Governmental Entity") shall have enacted, issued, promulgated, enforced, instituted or entered any statute, rule, regulation, executive order, decree, injunction, action, application or claim or other order that is in effect or pending (a "Claim"),
  (i) challenging or prohibiting the acquisition by Hughes or the Purchaser of the Shares pursuant to the Merger Agreement, including the Offer or the Merger, (ii) restraining or prohibiting the making or consummation of the Merger Agreement, including the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, (iii) seeking to obtain from Hughes or the Purchaser any damages that arise out of the transactions contemplated by the Merger Agreement and could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect if such damages were assessed against Telocity,
  (iv) restraining or prohibiting, or limiting in any material respect, the ownership or operation by Hughes or the Purchaser of any material portion of the business or assets of Telocity and its subsidiaries taken as a whole, (v) seeking to compel Hughes or the Purchaser to dispose of or forfeit material incidents of control of all or any material portion of the business or assets of Telocity or any of its subsidiaries, (vi) imposing limitations on the ability of Hughes, the Purchaser or any other subsidiary of Hughes effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Hughes or the Purchaser on all matters properly presented to Telocity's stockholders, or (vii) seeking to require divestiture by Hughes or the Purchaser of any Shares; or

     (b) There shall be any statute, rule, regulation, judgment, order or injunction enacted, promulgated, entered, enforced or deemed applicable to the Offer, the Merger or the Merger Agreement, or any other action shall have been taken by any government, Governmental Entity or court, domestic or foreign, other than the routine application to the Offer or the Merger of waiting periods under the HSR Act, that has, or has a substantial likelihood of resulting in, any of the consequences referred to in paragraph (a) above; or

     (c) (i) The representations and warranties made by Telocity in Articles 1 and 6 of the Merger Agreement shall not be true and correct as of the date of consummation of the Offer as though made on and as of that date (other than representations and warranties made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects on and as of such specified date) except for any breach or breaches that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (ii) Telocity shall have breached or failed to comply in any material respect with any of its obligations, covenants or agreements under the Merger Agreement (other than those obligations, covenants or agreements under Section 5.2(e) thereof (relating to the Stock Option Plans), with respect to which Telocity shall have performed in all respects) and, with respect to any such failure that can be remedied, the failure is not remedied within 10 business days after the Purchaser has furnished Telocity with written notice of such failure; or

     (d) There shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, any other national securities exchange or Nasdaq, (ii) the declaration of a banking moratorium or any mandatory suspension of payments in respect of banks in the United States, (iii) any mandatory limitation by any United States governmental authority that materially and adversely affects the extension of credit by banks or other financial institutions, (iv) a change in general financial bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, or (v) in the case of any of the foregoing existing on the date of the Merger Agreement, a material acceleration or worsening thereof; or

     (e) The Telocity Board shall have withdrawn or modified in a manner adverse to Hughes or the Purchaser (including by amendment of Telocity's
  Schedule 14D-9) its approval of the Merger Agreement and the transactions contemplated thereby, or its recommendation that the holders of the shares of common stock accept the Offer and tender all of their shares of common stock to the Purchaser and approve the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, or shall have approved or recommended any Acquisition Proposal or Superior Proposal; or

     (f) Any Option will, pursuant to its terms, remain outstanding after consummation of the Offer or any Warrant will, pursuant to its terms, remain outstanding after consummation of the Offer and be exercisable for anything other than the Offer Price; or

     (g) At least eighty percent (80%) of the aggregate outstanding principal amount of the 2000 Promissory Notes shall not have been cancelled on or before December 31, 2000 and the Shares purchased with the proceeds of such 2000 Promissory Notes shall not have been cancelled or returned to Telocity (this condition has been satisfied); or

     (h) The Merger Agreement shall have been terminated in accordance with its terms; or

     (i) There shall have occurred any events or states of fact that have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect as determined by the Board of Directors of Hughes.

   The foregoing conditions (other than the Minimum Condition) are for the sole benefit of Hughes and the Purchaser and may be asserted by Hughes or the Purchaser regardless of the circumstances (including any action or inaction by Hughes) giving rise to any such conditions and, except for the Minimum Condition, may be waived by Hughes or the Purchaser, in whole or in part, at any time and from time to time, in its sole discretion. The failure by Hughes or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

   If the Offer is terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by the Depositary to the tendering stockholders.

16. Certain Legal Matters; Regulatory Approvals.

   General. The Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by Telocity with the SEC and other publicly available information concerning Telocity, the Purchaser is not aware of any governmental license or regulatory permit that appears to be material to Telocity's business that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Hughes or the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While the Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Telocity's business, or certain parts of Telocity's business might not have to be disposed of, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15.

   State Takeover Laws. Telocity is incorporated under the laws of the State of Delaware and its operations are conducted throughout the United States. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

   Telocity is subject to the provisions of Section 203 of the DGCL, but the Telocity Board has approved the Offer, the Merger, the Merger Agreement and the Tender Agreement for the purposes of Section 203 of the DGCL. Except with respect to Section 203 of the DGCL, Hughes and the Purchaser have not attempted to comply with any other state takeover laws in connection with the Offer and believe none of such laws to be applicable to the Offer or the Merger. Should any person seek to apply any state takeover law, Hughes and the Purchaser reserve the right to take such action as then appears desirable, which may include challenging the validity or applicability of any such statute allegedly applicable to the Offer or the Merger in appropriate court proceedings. Nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Hughes and the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment or pay for any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered. See Section 15 of this Offer to Purchase.

   Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated only following the expiration or early termination of the applicable waiting period under the HSR Act.

   Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchase may not be made until the expiration of a 15-calendar day waiting period following the required filing of a Notification Report Form under the HSR Act by the Purchaser, which General Motors submitted on January 23, 2001. Accordingly, the waiting period under the HSR Act will expire at 11:59 P.M., New York City time, February 7, 2001 unless early termination of the waiting period is granted by the Federal Trade Commission ("FTC") and the Department of Justice, Antitrust Division (the "Antitrust Division") or the Purchaser receives a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division issues a request for additional information or documentary material prior to the expiration of the 15-day waiting period, the waiting period will be extended and will expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by General Motors with such request unless terminated earlier by the FTC and the Antitrust Division. If such a request is issued, the purchase of and payment for Shares pursuant to the Offer will be deferred until the additional waiting period expires or is terminated. Only one extension of such waiting period pursuant to a request for additional information or documentary material is authorized by the rules promulgated under the HSR Act. Thereafter, the waiting period can be extended only by court order or by consent of General Motors. Although Telocity is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither Telocity's failure to make such filings nor a request to Telocity from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period.

   The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Telocity pursuant to the Offer. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of Telocity or its subsidiaries or Hughes or its subsidiaries. Private parties and states Attorneys General may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

   If the Antitrust Division, the FTC, a state or a private party raises antitrust concerns in connection with a proposed transaction, Hughes and the Purchaser may engage in negotiations with the relevant governmental agency or party concerning possible means of addressing these issues and may delay consummation of the Offer or the Merger while such discussions are ongoing. The Purchaser and Telocity have agreed to use their respective best efforts to resolve any antitrust issues.

17. Dissenters' Rights.

   Stockholders do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, stockholders whose Shares were not accepted for payment and paid for by the Purchaser in the Offer will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of their Shares. Under Section 262 of the DGCL, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per share to be paid in the Merger. See Schedule II of this Offer to Purchase for Section 262 of the DGCL.

   THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS OF THE COMPANY DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. THE FOREGOING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262 OF THE DGCL ATTACHED HERETO AS SCHEDULE II. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

18. Fees and Expenses.

   An affiliate of Chase, financial advisor to Hughes in connection with this Offer and the Merger, is acting as Dealer Manager for the Offer. No fee is payable to Chase, its affiliates or successors for acting as Dealer Manager, but Hughes has agreed to pay $1,250,000 to Chase and its affiliates and successors for its financial advisory services. Hughes has also agreed to reimburse Chase and its affiliates and successors for all reasonable out of pocket expenses incurred by them up to $50,000, including the reasonable fees of legal counsel and to indemnify Chase and its affiliates and successors against certain liabilities and expenses in connection with its engagement.

   The Purchaser and Hughes have retained Morrow & Co., Inc. as the Information Agent and EquiServe Trust Company, N.A., as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

   The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

   Neither of Hughes nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person, other than to the Depositary and to the Information Agent, in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

19. Miscellaneous.

   The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF HUGHES OR PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

   The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Telocity has filed with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Telocity Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under
Section 7 above.

                                          DIRECTV Broadband Inc.

February 1, 2001

                                  SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
               GENERAL MOTORS CORPORATION, HUGHES AND PURCHASER

Directors and Executive Officers of General Motors.

   The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of General Motors. Unless otherwise indicated, the current business address of each person is 300 Renaissance Center, Detroit, Michigan, 48243. Unless otherwise indicated, each such person is a citizen of the United States and each occupation set forth opposite an individual's name refers to employment with General Motors Corporation.

                                     Present Principal Occupation or Employment;
                                    Material Positions Held During the Past Five
 Name                                                   Years
 ----                               --------------------------------------------
 John F. Smith, Jr. ..............  Chairman of the Board of General Motors from
                                    January 1996 to the present. Chief Executive
                                    Officer from 1992 to May 2000. President of
                                    General Motors from 1992 to 1998.

 Harry J. Pearce..................  Vice Chairman of the Board of General Motors
                                    from January 1996 to the present. Executive
                                    Vice President of General Motors from 1994
                                    to 1995. Executive Vice President and
                                    General Counsel of General Motors from 1992
                                    to 1994.

 G. Richard Wagoner, Jr. .........  President and Chief Executive Officer of
                                    General Motors from the June 2000 to the
                                    present. President and Chief Operating
                                    Officer of General Motors from October 1998
                                    to May 2000. Executive Vice President and
                                    President of GM North America from July 1994
                                    to October 1998. Executive Vice President
                                    and Chief Financial Officer of General
                                    Motors from 1992 to 1994.

 John M. Devine...................  Vice Chairman and Chief Financial Officer of
                                    General Motors from January 2001 to the
                                    Present. Chairman and Chief Executive
                                    Officer of Fluid Ventures, LLC, 18 De Boom
                                    Street, San Francisco, CA from 1999 to 2000.
                                    Executive Vice President and Chief Financial
                                    Officer of Ford Motor Company, One American
                                    Road, Dearborn, MI form 1994 to 1999.

 Ronald L. Zarrella...............  Executive Vice President of General Motors,
                                    and President of GM North America from
                                    October 1998 to the present. Group Vice
                                    President of GM's North American Vehicle
                                    Sales, Services and Marketing Group from
                                    December 1994 to October 1998.

 John D. Finnegan.................  Executive Vice President of General Motors,
                                    and Chairman of the Board and President of
                                    GMAC from April 1999 to the present. Group
                                    Vice President and President of GMAC from
                                    November 1997 to April 1999. Vice President
                                    and Treasurer from 1995 to 1997.

 Percy N. Barnevik................  Director. Chairman of the Board of ABB,
 Affolternstrasse 44                Ltd., Zurich, Switzerland from 1997 to the
 Box 8131                           present. Chairman of the Board and Chief
 CH-8050 Zurich, Switzerland        Executive Officer of ABBA, Ltd. from March
                                    1996 to December 1996. President and Chief
                                    Executive Officer of ABBA Ltd. from 1988 to
                                    1996. Citizen of Sweden.

 John H. Bryan....................  Director. Chairman of the Board of Sara Lee
 Three First National Plaza         Corporation from June 2000 to the present.
 47th Floor                         Chairman of the Board and Chief Executive
 Chicago, IL 60602-4260             Officer of Sara Lee Corporation from 1976 to
                                    July 2000.

                                     Present Principal Occupation or Employment;
                                    Material Positions Held During the Past Five
 Name                                                   Years
 ----                               --------------------------------------------
 Thomas E. Everhart................ Director. President Emeritus and Professor
 705 Poinsettia Way                 of Electrical Engineering and Applied
 Santa Barbara, CA 93111            Physics, California Institute of Technology,
                                    Pasadena, CA from 1997 to the present.
                                    President and Professor of Electrical
                                    Engineering and Applied Physics from 1987 to
                                    1997.

 George M.C. Fisher................ Director. Retired Chairman of the Board and
 343 State Street                   Chief Executive Officer of Eastman Kodak
 Rochester, NY 14650-0229           Company since January 2001. Chairman of the
                                    Board of Eastman Kodak Company from January
                                    2000 to December 2000. Chairman of the Board
                                    and Chief Executive Officer of Eastman Kodak
                                    Company from January 1997 to January 2000.
                                    Chairman of the Board, President and Chief
                                    Executive Officer of Eastman Kodak Company
                                    from December 1993 to January 1997.

 Nobuyuki Idei..................... Director. Chairman and Chief Executive
 6-7-35 Kitashinagawa, Shinegawa-ku Officer of Sony Corporation, Tokyo, Japan
 Tokyo 141-0001 Japan               from June 2000 to the present. President and
                                    Chief Executive Officer of Sony Corporation
                                    from 1999 to June 2000. Co-Chief Executive
                                    Officer of Sony Corporation from 1998 to
                                    1999. President and Representative Director
                                    of Sony Corporation from 1995 to 1998.
                                    Managing Director of Sony Corporation from
                                    1994 to 1995. Citizen of Japan.

 Karen Katen....................... Director. Senior Vice-President Pfizer,
 235 East 42nd Street               Inc., Executive Vice President Pfizer
 New York, NY 10017-5755            Pharmaceuticals Group and President of U.S.
                                    Pharmaceuticals.

 J. Willard Marriott, Jr. ......... Director. President and Chief Executive
 One Marriott Drive                 Officer of Marriott International, Inc. from
 Washington, D.C. 20058             March 1997 to the present. Chairman of the
                                    Board, President and Chief Executive Officer
                                    of Marriott International, Inc. from October
                                    1993 to March 1997.

 Eckhard Pfeiffer.................. Director. Chairman of the Board of Intershop
 Seven Saddlebrook Lane             Communications, AG/Inc., Amsinckstrabe 57,
 Houston, TX 77024                  20097 Hamburg, Germany from 1999 to the
                                    present. Chairman of the Board of ricardo.de
                                    AG, Van-der-Smissen-Strabe 2, 22767 Hamburg,
                                    Germany from 1999 to the present. President
                                    and Chief Executive Officer of Compaq
                                    Computer Corporation, 20555 SH 249, Houston,
                                    TX from 1991 to 1999. Citizen of Germany.

 Lloyd D. Ward..................... Director. Chairman of the Board and Chief
 1281 Gulf of Mexico Drive          Executive Officer of iMotors, 221 Pine
 Apartment 1001                     Street, 3rd Floor, San Francisco, CA 94104,
 Longboat Key, FL 34228             from December 1999 to the present. Chairman
                                    of the Board and Chief Executive Officer of
                                    Maytag Corporation, 403 West 4th Street,
                                    Newton, IO from August 1999 to November
                                    1999. President and Chief Operating Officer
                                    of Maytag Corporation from 1998 to 1999.
                                    Executive Vice President and President of
                                    Maytag Appliances from 1996 to 1998.
                                    President of PepsiCo's Central Division of
                                    Frito-Lay, 7701 Legacy Drive, Plano, TX,
                                    from 1992 to 1996.

 Dennis Weatherstone............... Director. Retired Chairman of the Board of
 60 Wall Street, 21st Floor         J.P. Morgan & Co. Incorporated and Morgan
 New York, NY 10260                 Guaranty Trust Company of New York since
                                    1994.

Directors and Executive Officers of Hughes.

   The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Hughes. Unless otherwise indicated, the current business address of each person is 200 North Sepulveda Boulevard, El Segundo, California, 90245. Unless otherwise indicated, each such person is a citizen of the United States and each occupation set forth opposite an individual's name refers to employment with Hughes.

                                    Present Principal Occupation or Employment;
                                      Material Positions Held During the Past
                Name                                 Five Years
                ----                -------------------------------------------
 Michael T. Smith.................  Chairman of the Board and Chief Executive
                                    Officer of Hughes from October 1997 to the
                                    present. Vice Chairman of the Board of
                                    Hughes from May 1992 to October 1997.
                                    Director since May 27, 1992.

 Jack A. Shaw.....................  Senior Executive Vice President of Hughes
                                    from February 2000 to the present.
                                    Executive Vice President of Hughes from
                                    December 1997 to February 2000. Chairman of
                                    the Board and Chief Executive Officer of
                                    Hughes Network Systems, 11717 Exploration
                                    Lane, Germantown, MD 20874, from September
                                    1987 to December 1999.

 Eddy W. Hartenstein..............  Chairman of the Board of DIRECTV
                                    Enterprises, Inc., 2230 East Imperial
                                    Highway, El Segundo, CA 90245, from January
                                    1994 to the present. Senior Executive Vice
                                    President of Hughes from February 2000 to
                                    the present. President of DIRECTV
                                    Enterprises, Inc. from January 1994 to
                                    April 2000. Senior Vice President of Hughes
                                    from January 1999 to February 2000. Vice
                                    President of Hughes from December 1997 to
                                    January 1999.

 Roxanne S. Austin................  Senior Vice President and Chief Financial
                                    Officer of Hughes from August 1997 to the
                                    present. Vice President and Controller of
                                    Hughes from 1993 to August 1997.

 Pradman P. Kaul..................  Senior Vice President of Hughes from
                                    January 1999 to the present. Chairman of
                                    the Board and Chief Executive Officer of
                                    Hughes Network Systems, 11717 Exploration
                                    Lane, Germantown, MD 20874, from January
                                    2000 to the present. President and Chief
                                    Operating Officer of Hughes Network Systems
                                    from 1987 to December 1999. Vice President
                                    of Hughes from December 1997 to January
                                    1999.

 Sandra L. Harrison...............  Senior Vice President--Human Resources of
                                    Hughes from February 1998 to the present.
                                    Vice President--Human Resources of Hughes
                                    from 1997 to February 1998.

 James M. Cornelius...............  Director. Chairman of the Board of Guidant
 111 Monument Circle                Corporation from September 1994 to the
 Indianapolis, IN 46204             present.

 Thomas E. Everhart...............  Director. President Emeritus and Professor
 705 Poinsettia Way                 of Electrical Engineering and Applied
 Santa Barbara, CA 93111            Physics, California Institute of
                                    Technology, Pasadena, CA from 1997 to the
                                    present. President and Professor of
                                    Electrical Engineering and Applied Physics
                                    from 1987 to 1997.

                                    Present Principal Occupation or Employment;
                                      Material Positions Held During the Past
                Name                                 Five Years
                ----                -------------------------------------------
 Paul A. Lund.....................  Director. Chief Executive Officer of
 425 West 15th Street, Suite 3R     DreamLife Inc. from May 2000 to the
 New York, NY 10011                 present. Private investor and media
                                    consultant from June 1997 to the present.
                                    President and Chief Executive Officer of
                                    CBS, Inc., 524 W. 57th Street, New York, NY
                                    10019, from October 1995 to June 1997.

 Harry J. Pearce..................  Director. Vice Chairman of the Board of
 300 Renaissance Center             General Motors from January 1996 to the
 Detroit, MI 48243                  present. Executive Vice President from 1994
                                    to 1995. Executive Vice President and
                                    General Counsel of General Motors from 1992
                                    to 1994.

 Eckhard Pfeiffer.................  Director. Chairman of the Board of
 7 Saddlebrook Lane                 Intershop Communications, AG/Inc.,
 Houston, TX 77024                  Amsinckstrabe 57, 20097 Hamburg, Germany
                                    from 1999 to the present. Chairman of the
                                    Board of ricardo.de AG, Van-der-Smissen-
                                    Strabe 2, 22767 Hamburg, Germany from 1999
                                    to the present. President and Chief
                                    Executive Officer of Compaq Computer
                                    Corporation, 20555 SH 249, Houston, TX from
                                    1991 to 1999. Citizen of Germany.

 Alfred C. Sikes..................  Director. President of Hearst Interactive
 959 8th Avenue                     Media from March 1993 to the present.
 New York, NY 10019

 John F. Smith, Jr................  Director. Chairman of the Board of General
 300 Renaissance Center             Motors from January 1996 to the present.
 Detroit, MI 48243                  Chief Executive Officer from 1992 to May
                                    2000. President of General Motors from 1992
                                    to 1998.

 Bernee D.L. Strom................  Director. Chairman of the Board and Chief
 200 Mill Avenue South, Suite 600   Executive Officer of iCopyright, Inc. from
 Renton, WA 98055                   July 2000 to the present. President and
                                    Chief Operating Officer of InfoSpace, Inc.,
                                    601 108th Avenue NE, Bellevue, WA 98004,
                                    from November 1998 to June 2000. President
                                    of InfoSpace Ventures, LLC at 601 108th
                                    Avenue NE, Bellevue, WA 98004, from July
                                    1997 to December 1998. Chief Executive
                                    Officer of Priceline.com, Inc., 800
                                    Connecticut Avenue, Norwalk, CT 06854, from
                                    July 1997 to December 1998. President and
                                    Chief Executive Officer of iBiquity Digital
                                    Corporation (fka USA Digital Radio), 8865
                                    Stanford Boulevard, Suite 202, Columbia, MD
                                    21045, from April 1997 to June 1997.

 G. Richard Wagoner, Jr. .........  Director. President and Chief Executive
 300 Renaissance Center             Officer of General Motors from the June
 Detroit, MI 48243                  2000 to the present. President and Chief
                                    Operating Officer of General Motors from
                                    October 1998 to May 2000. Executive Vice
                                    President and President of GM North America
                                    from July 1994 to October 1998. Executive
                                    Vice President and Chief Financial Officer
                                    of General Motors from 1992 to 1994.

Directors and Executive Officers of the Purchaser.

   The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. Unless otherwise indicated, the current business address of each person is 200 North Sepulveda Boulevard, El Segundo, California 90245. Unless otherwise indicated, each such person is a citizen of the United States and each occupation set forth opposite an individual's name refers to employment with the Purchaser.

                                     Present Principal Occupation or Employment;
                                    Material Positions Held During the Past Five
                Name                                    Years
                ----                --------------------------------------------
 Eddy W. Hartenstein..............  Chairman of the Board of DIRECTV Broadband
                                    Inc. Chairman of the Board of DIRECTV
                                    Enterprises, Inc., 2230 East Imperial
                                    Highway, El Segundo, CA 90245, from January
                                    1994 to the present. Senior Executive Vice
                                    President of Hughes from February 2000 to
                                    the present. President of DIRECTV
                                    Enterprises, Inc. from January 1994 to April
                                    2000. Senior Vice President of Hughes from
                                    January 1999 to February 2000. Vice
                                    President of Hughes from December 1997 to
                                    January 1999.

 Lawrence N. Chapman..............  President of DIRECTV Broadband Inc.
 2230 East Imperial Highway         President of DIRECTV Global Digital Media,
 El Segundo, CA 90245               Inc. from April 2000 to the present.
                                    Executive Vice President of DIRECTV
                                    Enterprises, Inc. from May 1998 to April
                                    2000. Senior Vice President of DIRECTV
                                    Enterprises, Inc. from November 1994 to May
                                    1998.

 Roxanne S. Austin................  Senior Vice President and Chief Financial
                                    Officer of DIRECTV Broadband Inc. Senior
                                    Vice President and Chief Financial Officer
                                    of Hughes from August 1997 to the present.
                                    Vice President and Controller of Hughes from
                                    1993 to August 1997.

 Michael J. Gaines................  Vice President and Treasurer of DIRECTV
                                    Broadband Inc. Vice President and Treasurer
                                    of Hughes from July 2000 to the present.
                                    Controller of Hughes from December 1997 to
                                    July 2000. Assistant Controller of Hughes
                                    from October 1996 to December 1997.
                                    Director, Corporate Financial Accounting of
                                    Hughes from March 1994 to October 1996.

 Steven J. Cox....................  Vice President of DIRECTV Broadband Inc.
 2230 East Imperial Highway         Executive Vice President of DIRECTV Global
 El Segundo, CA 90245               Digital Media, Inc. from April 2000 to the
                                    present. Senior Vice President of DIRECTV
                                    Enterprises, Inc. from March 1997 to April
                                    2000. Senior Vice President and General
                                    Counsel of DIRECTV Enterprises, Inc. from
                                    July 1995 to March 1997. Vice President and
                                    General Counsel of DIRECTV Enterprises from
                                    January 1995 to July 1995.

 Larry D. Hunter..................  Vice President of DIRECTV Broadband Inc.
                                    Chairman and President of DIRECTV Japan
                                    Management, Inc. and Corporate Vice
                                    President of Hughes from August 1998 to the
                                    present. Senior Vice President, General
                                    Counsel and Secretary of DIRECTV
                                    Enterprises, Inc. from April 1997 to August
                                    1998. Assistant General Counsel of Hughes
                                    from 1996 to April 1997.

 Keith U. Landenberger............  Vice President and General Counsel of
                                    DIRECTV Broadband Inc. Vice President,
                                    Assistant General Counsel and Assistant
                                    Secretary of Hughes from November 2000 to
                                    the present. Assistant General Counsel of
                                    Hughes from January 1997 to November 2000.
                                    Attorney, Legal Staff of General Motors
                                    Corp., 515 Marin, Thousand Oaks, CA 91359,
                                    from August 1988 to January 1997.

                                  SCHEDULE II

                              SECTION 262 OF THE
                       DELAWARE GENERAL CORPORATION LAW

   Set forth below is Section 262 of the General Corporation Law of the State of Delaware regarding appraisal rights, which rights will only be available in connection with the Merger.

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

   (S)262 Appraisal Rights

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

   (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to (S)228 or
  (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

   Copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, Share Certificates, and any other required documents should be sent by each stockholder or such Stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                       The Depositary for the Offer is:

                         EquiServe Trust Company, N.A.

          By Mail:                      By Hand:               By Overnight Delivery:

  EquiServe Trust Company,        Securities Transfer &       EquiServe Trust Company,
            N.A.                Reporting Services, Inc.                N.A.
  Attn: Corporate Actions             c/o EquiServe            Attn: Corporate Actions
       P.O. Box 43014              Trust Company, N.A.            150 Royall Street
 Providence, RI 02940-3014      100 William St., Galleria         Canton, MA 02021
                                   New York, NY 10038

   Questions and requests for assistance may be directed to the Information Agent at its address and telephone number as set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, or other related tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                    The Information Agent for the Offer is:

                              Morrow & Co., Inc.
                          445 Park Avenue, 5th Floor
                              New York, NY 10022
                         Call Collect: (212) 754-8000
               Banks and Brokers Call Toll Free: (800) 654-2468
                       Email: telocity.info@morrowco.com

               All Others Please Call Toll Free: (800) 607-0088

                     The Dealer Manager For The Offer is:

                             Chase Securities Inc.